UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549
______________________________________
FORM 11-K
 ______________________________________
(Mark One)

☒	ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended December 31, 2015
OR

☐	TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from                 to
Commission file number 001-16167
  ______________________________________

A.	Full title of the plan and the address of the plan, if different from that of issuer named below:
MONSANTO SAVINGS AND INVESTMENT PLAN

B.	Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:
MONSANTO COMPANY
800 North Lindbergh Blvd.
St. Louis, MO 63167

MONSANTO SAVINGS AND INVESTMENT PLAN
FINANCIAL STATEMENTS AS OF DEC. 31, 2015 AND 2014,
AND FOR THE YEAR ENDED DEC. 31, 2015, AND SUPPLEMENTAL SCHEDULES
AS OF AND FOR THE YEAR ENDED DEC. 31, 2015, AND
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

MONSANTO SAVINGS AND INVESTMENT PLAN
Financial Statements and Supplemental Schedules

NOTE:
All other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosures under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Trustees of the Monsanto Company Savings and Investment Plan

We have audited the accompanying statements of net assets available for benefits of the Monsanto Savings and Investment Plan (the “Plan”) as of December 31, 2015 and 2014, and the related statement of changes in net assets available for benefits for the year ended December 31, 2015. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2015 and 2014, and the changes in net assets available for benefits for the year ended December 31, 2015 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the financial statements, in 2015, the Plan adopted new accounting guidance in regards to Accounting Standard Updates (“ASU”) No. 2015-07, Disclosures for Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent) and ASU No. 2015-12, Plan Accounting: Defined Benefit Pension Plans (Topic 960), Defined Contribution Pension Plans (Topic 962), Health and Welfare Benefit Plans (Topic 965).

The supplemental schedules of (1) assets (held at end of year) as of December 31, 2015 and (2) assets (acquired and disposed of within year) for the year ended December 31, 2015, have been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental schedules are the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental schedules reconcile to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental schedules. In forming our opinion on the supplemental schedules, we evaluated whether the supplemental schedules, including their form and content, are presented in compliance with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, such schedules are fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ Deloitte & Touche LLP
St. Louis, Missouri
June 8, 2016

MONSANTO SAVINGS AND INVESTMENT PLAN
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

	As of Dec. 31,
	2015	2014
(Dollars in thousands)
ASSETS:
Investments:
Investments at fair value — (Note 4)	$2,571,552	$2,759,119
Investments at contract value — (Note 3)	551,868	555,399
Total investments	3,123,420	3,314,518
Receivables:
Employer contribution receivable	8,255	6,123
Dividends, interest and trades receivable	2,154	3,223
Loans to participants, interest rates from 3.25% to 9.5%, maturities through March 2022	33,194	31,337
Total receivables	43,603	40,683
Total assets	3,167,023	3,355,201
LIABILITIES:
Amount payable for investment securities transactions	1,633	2,717
Total liabilities	1,633	2,717
NET ASSETS AVAILABLE FOR BENEFITS	$3,165,390	$3,352,484
See accompanying notes to financial statements.

MONSANTO SAVINGS AND INVESTMENT PLAN
STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

Year Ended Dec. 31,
2015
(Dollars in thousands)
CONTRIBUTIONS:
Employee contributions	$112,075
Employer contributions	63,812
Rollovers from other plans	12,580
Total contributions	188,467
INVESTMENT LOSS:
Depreciation in investments - net	(169,195)
Interest	21,265
Dividends	27,234
Total investment loss	(120,696)
INTEREST ON LOANS TO PARTICIPANTS	1,584
DEDUCTIONS:
Administrative and investment management expenses	(7,052)
Benefits paid to participants	(249,397)
Total deductions	(256,449)
DECREASE IN NET ASSETS AVAILABLE FOR BENEFITS	(187,094)
NET ASSETS AVAILABLE FOR BENEFITS — Beginning of year	3,352,484
NET ASSETS AVAILABLE FOR BENEFITS — End of year	$3,165,390
See accompanying notes to financial statements.

MONSANTO SAVINGS AND INVESTMENT PLAN
NOTES TO FINANCIAL STATEMENTS
AS OF DEC. 31, 2015 AND DEC. 31, 2014 AND FOR THE YEAR ENDED DEC. 31, 2015
NOTE 1. INFORMATION REGARDING THE PLAN
GENERAL
The following description of the Monsanto Savings and Investment Plan (the “Plan” or the “SIP”) provides only general information. Participants should refer to the Plan document for a more complete description of the Plan’s provisions.
The Plan was established as of June 11, 2001, as a successor to a portion of the Pharmacia Corporation Savings and Investment Plan (“Pharmacia Plan”) for the benefit of certain employees and former employees (“Transferred Participants”) of Monsanto Company (“Monsanto” or the “Company”). Effective July 1, 2001, the assets of the Pharmacia Plan that were allocated to the accounts of the Transferred Participants were transferred to the trust established under the Plan. Also effective July 1, 2001, a portion of the unallocated assets and liabilities (primarily debt) of the leveraged employee stock ownership plan (“ESOP”) component of the Pharmacia Plan were transferred to the Plan.
ADMINISTRATION
Monsanto is the sponsor of the Plan. The Monsanto Company Employee Benefits Plans Committee (“Administrative Committee”) is responsible for administering the Plan in accordance with the Employee Retirement Income Security Act of 1974 (“ERISA”) and Plan documents. Fidelity Workplace Investing LLC serves as the record keeper of the Plan. The Monsanto Company Pension and Savings Funds Investment Committee (“Investment Committee”) is responsible for monitoring Plan investments. The trustee of the Plan is The Northern Trust Company (“Northern”).
PARTICIPANT ACCOUNTS
The Plan is a contributory defined contribution profit sharing plan with individual accounts for each participant. U.S. employees classified as “regular employees” and who have attained age 18 generally are eligible to participate in the Plan upon employment. U.S. employees classified as “temporary employees” and who have attained age 18 are eligible to participate in the Plan after 1,000 hours of service. Most costs of Plan administration are borne by Plan participants.
Each participant’s account balance reflects the participant’s contributions, Company contributions and the pro-rata share of any Plan investment earnings and is reduced by the pro-rata share of any Plan investment losses, transaction costs and certain administrative and investment management expenses. Participants’ accounts are also reduced by the record keeping administrative expense on a fixed fee basis. Participants’ accounts are valued on a daily basis. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account balance.
EMPLOYEE CONTRIBUTIONS
The Plan provides for voluntary employee contributions generally ranging from one to 25 percent of an employee’s eligible pay. Employees have an option to make before-tax contributions, after-tax contributions or Roth contributions. Subject to annual limits on before-tax contributions and Roth contributions, and on the results of required Internal Revenue Service (“IRS”) discrimination testing, contributions may be all before-tax, all after-tax, all Roth or any combination of these three categories. Plan participants other than those also participating in the Company’s ERISA Parity Savings and Investment Plan may change the amounts of their contributions on a daily basis. Generally, participant contributions to the Plan may be invested in one percent increments and can be allocated in any combination to the following investment fund options at the direction of the participant: a stable value fund, a bond index fund, a balanced fund consisting of both fixed income and equity securities, a growth and income equity fund, an international equity fund, a growth equity fund, a U.S. equity index fund, a treasury inflation-protected securities (TIPS) bond fund, a value equity fund, a small cap growth equity fund, a small cap value equity fund, the Monsanto Stock Fund, which invests primarily in Monsanto common stock and four asset allocation funds consisting of varying pre-set mixes of certain of the aforementioned investment funds. The four asset allocation funds allow participants varying degrees of risk and return.
The Plan includes targeted “roundtrip” participant trading restrictions. A roundtrip is defined as an exchange in and then out of a fund in less than a 30-day period. Under these restrictions, participants are limited to one roundtrip transaction per fund within any 90-day rolling period and four roundtrip transactions across all funds over a rolling 12-month period. These targeted restrictions apply to all investment options except the Stable Value Fund. Generally, participants may transfer their contributions, Company contributions and any earnings thereon among the investment options on a daily basis, subject to the roundtrip trading restrictions described above.

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MONSANTO SAVINGS AND INVESTMENT PLAN
NOTES TO FINANCIAL STATEMENTS (continued)

The Plan has an automatic enrollment feature with respect to newly hired and re-hired employees. If such an employee becomes eligible to participate in the SIP, he or she will be automatically enrolled in the Plan at a before-tax salary deferral rate (equal to five percent of non-incentive eligible pay). The automatic enrollment will occur 45 days after the employee's date of hire or rehire (or for temporary employees hired on or after July 1, 2007, 45 days after completing 1,000 hours of service) unless, within such 45 day period he or she elects a different percentage salary deferral rate or elects not to participate.

The SIP has an automatic salary deferral rate increase feature applicable to participants who had been automatically enrolled in the Plan for at least six months as of the last day of the prior Plan year and have not made changes to their salary deferral rate. With respect to those participants, on or around January 10th of each Plan year, the before-tax salary deferral rate applicable to his or her non-incentive eligible pay will be increased by one percent, up to a maximum before-tax rate of eight percent, unless the participant (a) elects to opt out of the automatic increase feature, (b) elects a different percentage salary deferral rate or (c) elects to not participate in the Plan.
Participants may be eligible to make a before-tax catch-up contribution if they are at least age 50 on or before the end of the calendar year and either currently contributing at least eight percent of their eligible pay per pay period to the SIP or had reached the IRS annual limit on before-tax and Roth contributions ($18,000 in 2015). For 2015, eligible participants could have elected a before-tax and/or Roth catch-up contributions of up to $6,000. The catch-up contributions are not eligible for Company matching contributions and are subject to the same rules as other before-tax and Roth contributions. The annual catch-up contribution limit may increase in future years in accordance with limits prescribed by the IRS.
The before-tax option allows participants to elect to make before-tax contributions from eligible gross pay before most income taxes are deducted. Participants generally cannot withdraw before-tax contributions without income tax penalties until age 59½, disability, death, separation from service after age 55, or for payments that are part of a series of substantially equal periodic payments made for the life of the employee or the joint lives of the employee and a designated beneficiary. After-tax contributions are made from participants’ eligible pay after income taxes have been deducted. Withdrawal of after-tax employee contributions can be made with no penalty.
Roth contributions allow participants to contribute amounts from their eligible pay after income taxes have been deducted. If certain requirements are met, a participant can withdraw the amount of his or her Roth contributions together with earnings thereon without incurring any income tax liability. However, a participant will have to treat the withdrawal of earnings on Roth contributions as taxable unless such earnings are withdrawn either (a) after the date on which the participant attains age 59½ and after the participant’s account has held Roth contributions for at least five years or (b) after the participant’s death or disability. Also, an additional10 percent tax will be imposed upon the withdrawal of any contributions which the participant has “converted” into Roth contributions under an election mechanism provided for in the Plan and upon the withdrawal of any earnings on Roth contributions unless at the time of the withdrawal, (a) the participant has attained age 59½, (b) the participant had terminated employment from the Company on or after attaining age 55 or (c) the participant had died or become disabled.
COMPANY CONTRIBUTIONS AND VESTING
The Company matches 80 percent of employee contributions, up to a maximum of eight percent of eligible pay. Company matching contributions are made as a cash contribution to the Plan and invested pursuant to the participant's current investment elections. In 2015, Company matching contributions of $55.6 million were applied to the Plan.
Participants hired after July 8, 2012 are also eligible for an age-based, Company core non-elective contribution, provided that they are employed on the last day of the Plan year. The amount of the contribution is based upon a participant's attained age and ranges from 3 to 7 percent of eligible pay. The last day requirement is waived in the case of death, disability, involuntary termination without cause and voluntary termination after attainment of age 55 with at least five years of service. Company core non-elective contributions were $8.2 million in 2015.
Generally, Company contributions vest and become non-forfeitable at the rate of 20 percent per year of service, such that Company contributions are 100 percent vested after five years of service; participants receiving a Qualified Non-Elective Contribution ("QNEC") are fully vested in those amounts. Company contributions immediately vest upon a change of control of the Company, as defined in the Plan.

An actively employed Plan participant with at least five years of service under the Plan may, at any time, withdraw all or a portion of his or her Plan account attributable to participant after-tax contributions, rollover contributions and vested Company contributions (other than Company core non-elective contribution, QNECs and unvested qualified matching contributions). An actively employed Plan participant with less than five years of service under the Plan may, at any time, withdraw all or a portion of his or her Plan account attributable to participant after-tax contributions, rollover contributions and vested Company contributions (other than those Company contributions made to the account during the immediately preceding 24 months,

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MONSANTO SAVINGS AND INVESTMENT PLAN
NOTES TO FINANCIAL STATEMENTS (continued)

Company core non-elective contribution, QNECs and unvested qualified matching contributions). At age 59½, a Plan participant may withdraw any portion of his or her Plan account to the extent vested.
VOTING RIGHTS
Participants have the right to instruct the Plan’s trustee how to vote the shares of Monsanto common stock represented by units in their accounts. The Trustee will vote the unallocated shares in the same proportion as the allocated shares on which they receive voting instructions from participants.
PARTICIPANT LOANS
Most Plan participants can obtain loans from their accounts for up to five years at an interest rate in effect as of the effective date of the loan, as determined by the Administrative Committee. A participant with a Plan account balance in excess of $2,000 may borrow up to the lesser of (1) 50 percent of the total vested account balance (including employer contributions but excluding any Company core non-elective contributions) reduced by the participant's highest total outstanding loan balances in the twelve months before the loan is made, and (2) $50,000 reduced by the participant’s highest total outstanding loan balances in the twelve months before the loan is made. The minimum loan is $1,000; generally, the maximum number of outstanding loans at any one time is two. No allowance for credit losses has been recorded as of Dec. 31, 2015, or Dec. 31, 2014. If a participant does not provide payment within the applicable period and fails to bring the delinquent payment current within the applicable period, the unpaid loan balance, plus accrued interest, is deemed distributed to the participant and the participant’s Plan account is reduced by the outstanding loan payment, all in accordance with Plan rules and procedures.
PAYMENT OF BENEFITS
On termination of service with the Company (including termination of service due to death, disability or retirement), a participant may elect to receive either a lump-sum amount equal to the value of the participant’s vested interest in his or her account, or annual installments over a certain number of years. If employment is terminated before age 70½, participants can elect to defer receiving benefits if their vested account balance is greater than $1,000.
FORFEITED ACCOUNTS
At Dec. 31, 2015, and Dec. 31, 2014, the value of forfeited non-vested accounts totaled $0.7 million and $2.1million, respectively. As permitted by the terms of the Plan, during the Plan year ended Dec. 31, 2015, the Company determined to apply approximately $4.2 million of forfeited amounts to fund Company matching contributions.
NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
The accompanying financial statements of the Plan have been prepared on the accrual basis of accounting.
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent liabilities at the date of the financial statements and reported amounts of increases and decreases during the reporting period. Actual results could differ from those estimates.

RISKS AND UNCERTAINTIES
The Plan is invested in various types of financial assets including common stock, debt securities and investment contracts, the values of which are determined by market factors including but not limited to interest rates, overall market volatility, credit ratings and default rates. The investment values recorded in the financial statements as of Dec. 31, 2015, and Dec. 31, 2014, reflect the market environment, risks and uncertainties at that point in time. It is reasonably possible that subsequent changes in the market environment could result in investment values materially different from those shown in the financial statements.
NEW ACCOUNTING STANDARDS
In July 2015, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2015-12, Plan Accounting: Defined Benefit Pension Plans (Topic 960), Defined Contribution Pension Plans (Topic 962), Health and Welfare Benefit Plans (Topic 965): (Part I) Fully Benefit-Responsive Investment Contracts, (Part II) Plan Investment Disclosures, (Part III) Measurement Date Practical Expedient. Part I eliminates the requirements to measure the fair value of fully benefit-responsive investment contracts and provide certain disclosures. Contract value is the only required measure for fully benefit-responsive investment contracts. Part II eliminates the requirements to disclose individual investments that represent 5 percent or more of net assets available for benefits and the net appreciation or depreciation in fair value of investments by general type.

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MONSANTO SAVINGS AND INVESTMENT PLAN
NOTES TO FINANCIAL STATEMENTS (continued)

Part II also simplifies the level of disaggregation of investments that are measured using fair value. Plans will continue to disaggregate investments that are measured using fair value by general type; however, plans are no longer required to also disaggregate investments by nature, characteristics and risks. Further, the disclosure of information about fair value measurements shall be provided by general type of plan asset. Part III is not applicable to the Plan. The ASU is effective for fiscal years beginning after Dec. 15, 2015, with early adoption permitted. Parts I and II are to be applied retrospectively. The Plan has elected to adopt Parts I and II early for the year ended Dec. 31, 2015. The adoption did not have a material effect on the financial statements. The investments section of the Statements of Net Assets Available for Benefits and the fair value hierarchy table included within Note 4 — Fair Value Measurements for the comparative prior period has been recast to conform to current year presentation as a result of this implementation.

In May 2015, the FASB issued ASU 2015-07, Fair Value Measurement (Topic 820): Disclosures for Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent), which exempts investments measured using the net asset value (NAV) practical expedient in ASC 820, Fair Value Measurement, from categorization within the fair value hierarchy. The standard should be applied retrospectively to all periods presented. The Plan has elected to early adopt this ASU for the year ended Dec. 31, 2015, and the financial statements include these changes. The adoption did not have a material effect on the financial statements. The fair value hierarchy table included within Note 4 - Fair Value Measurements for the comparative prior period has been recast to conform to current year presentation as a result of this implementation.

FULLY BENEFIT-RESPONSIVE INVESTMENT CONTRACTS
The Stable Value Fund is invested in synthetic guaranteed investment contracts ("Synthetic GICs") and a separate guaranteed investment contract, as described in Note 3 — Stable Value Fund. In accordance with ASU 2015-12, the Statements of Net Assets Available for Benefits present the synthetic guaranteed investment contracts and the separate account investment contract at contract value. Contract value is the relevant measurement attributable for that portion of the net assets available for benefits of a defined contribution plan attributable to fully benefit-responsive investment contracts. This is because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan.
INVESTMENT VALUATION AND INCOME RECOGNITION
The Plan’s investments are stated at fair value, except for the stable value fund, which is valued at contract value. Common stock is valued at quoted market prices. See Note 4 — Fair Value Measurements — for further details.
Purchases and sales of securities are recorded on a trade-date basis. Dividend income is recorded on the ex-dividend date. In the Statement of Changes in Net Assets Available for Benefits, the Plan presents the net depreciation in the fair value of its investments, which consists of the realized gains and losses and the unrealized appreciation and depreciation on these investments.
The Plan pays certain outside service provider expenses (e.g. recordkeeping and trustee fees) incurred in the operation of the Plan. All investment manager fees are paid by the Plan and are included in administrative and investment management expenses. Certain other expenses are paid by the Company.
NOTE 3. STABLE VALUE FUND
The Stable Value Fund invests in Synthetic GICs and a separate account guaranteed investment contract. The Synthetic GICs consist of an underlying portfolio of fixed income assets which are held by the trustee and owned by the plan and benefit-responsive wrap contracts (“Contracts”) issued by financial services companies. The separate account guaranteed investment contract is with an insurance company. The insurance company owns the underlying assets, held in a separate account established for the sole benefit of the Plan's Stable Value Fund participants.
The assets in the GIC and separate account guaranteed investment contract represent the Stable Value Fund investment option. Almost all underlying assets are comprised of cash and temporary investments, debt securities and interest rate futures derivatives.
Separate, individual synthetic investment contracts were in place on Dec. 31, 2015, and Dec. 31, 2014, with Transamerica Premier Life Insurance Company (formerly known as Monumental Life Insurance Company), Metropolitan Life Insurance and Prudential Insurance Company. The Contracts provide that participants execute plan transactions at contract value. Contract value represents participant contributions made to the fund, plus earnings, less participant withdrawals.
Certain employer-initiated events such as a Plan merger or termination could limit the ability of the Plan to transact at contract value or could allow for the termination of the contract at less than contract value. The Trust's ability to receive amounts due

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MONSANTO SAVINGS AND INVESTMENT PLAN
NOTES TO FINANCIAL STATEMENTS (continued)

pursuant to the wrapper contracts depends on the issuers ability to meet their financial obligation under the wrapper contacts , which may be affected by future economic and regulatory events. The Company believes that the occurrence of events that would cause the Plan to transact at less than contract value is improbable.
The following summarizes the contract value of the Synthetic GICs and the separate account guaranteed investment contract as of Dec. 31, 2015, and Dec. 31, 2014.
Guaranteed Investment Contract and Synthetic Guaranteed Investment Contracts

	As of Dec. 31,
	2015	2014
(Dollars in thousands)
Metropolitan Life (separate account, guaranteed investment contract)	$134,483	$135,470
Transamerica Premier Life Insurance Company (formerly known as Monumental Life Insurance Company)	239,444	240,606
Prudential Insurance Company	177,941	179,323
Total	$551,868	$555,399
Each of the Contracts provide for the determination of a gross interest crediting rate (“Contract Rate”) which is reset quarterly based on the current yield and duration of the underlying fixed income portfolio and the spread between the market value and contract value of the underlying fixed income portfolio. The quarterly Contract Rate cannot be less than zero percent.

NOTE 4. FAIR VALUE MEASUREMENTS
The Plan determined the fair market values of its investments based on the fair value hierarchy established in the Fair Value Measurements and Disclosures topic of the ASC, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The hierarchy contains three levels as follows, with Level 3 representing the lowest level of input:
Level 1 — Values based on unadjusted quoted prices in active markets that are accessible at the measurement date for identical assets or liabilities.
Level 2 — Values based on quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, discounted cash flow models, or other model-based valuation techniques adjusted, as necessary, for credit risk.
Level 3 — Values generated from model-based techniques that use significant assumptions not observable in the market. These unobservable assumptions would reflect our own estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques could include use of option pricing models, discounted cash flow models and similar techniques.

The following tables set forth by level the Plan’s investment assets that were accounted for at fair value on a recurring basis as of Dec. 31, 2015, and Dec. 31, 2014. As required by the Fair Value Measurements and Disclosures topic of the ASC, assets are classified in their entirety based on the lowest level of input that is a significant component of the fair value measurement. The Plan’s assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the classification of fair value assets within the fair value hierarchy levels.

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MONSANTO SAVINGS AND INVESTMENT PLAN
NOTES TO FINANCIAL STATEMENTS (continued)

	Fair Value Measurements at Dec. 31, 2015 Using
(Dollars in thousands)	Quoted Prices in Active Markets for Identical Items (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance as of Dec. 31, 2015
Investments at Fair Value:
Short Term Investments	$—	$58,443	$—	$58,443
Debt Securities	—	109,158	—	109,158
Common Stock — Monsanto Company	677,325	—	—	677,325
Common and Preferred Stock — Other	785,788	1,901	882	788,571
Total Assets in the Fair Value Hierarchy	$1,463,113	$169,502	$882	$1,633,497
Collective Investment Funds Measured at Net Asset Value as a Practical Expedient				938,055
Total Investments at Fair Value				$2,571,552

	Fair Value Measurements at Dec. 31, 2014 Using (1)
(Dollars in thousands)	Quoted Prices in Active Markets for Identical Items (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance as of Dec. 31, 2014
Investments at Fair Value:
Cash and Temporary Investment Funds	$—	$67,294	$—	$67,294
Debt Securities	—	117,044	—	117,044
Common Stock — Monsanto Company	859,530	—	—	859,530
Common and Preferred Stock — Other	770,936	1,871	521	773,328
Total Assets in the Fair Value Hierarchy	$1,630,466	$186,209	$521	$1,817,196
Collective Investment Funds Measured at Net Asset Value as a Practical Expedient				941,923
Total Investments at Fair Value				$2,759,119
(1) Table for Fair Value Measurements has been revised to conform to current year presentation based on implementation of ASU 2015-12.

For the years ended Dec. 31, 2015, and Dec. 31, 2014, there were no significant transfers in or out of Levels 1, 2 or 3.
Level 3 Gains and Losses — The table below sets forth a summary of changes in the fair value of the Plan’s Level 3 investment assets for the years ended Dec. 31, 2015, and Dec. 31, 2014.

Fair Value Measurements Using Significant Unobservable Inputs
(Dollars in thousands)	Common and Preferred Stock — Other: Domestic Large Capitalization
Fair Value at Jan. 1, 2015	$521
Purchases	359
Net Transfers Into / (Out of) Level 3	2
Fair Value at Dec. 31, 2015	882
Net Unrealized Gains (Losses) Still Held Included in Earnings	$—

Fair Value Measurements Using Significant Unobservable Inputs
(Dollars in thousands)	Common and Preferred Stock — Other: Domestic Large Capitalization
Fair Value at Jan. 1, 2014	$—
Purchases	521
Fair Value at Dec. 31, 2014	$521
Net Unrealized Gains (Losses) Still Held Included in Earnings	$—

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MONSANTO SAVINGS AND INVESTMENT PLAN
NOTES TO FINANCIAL STATEMENTS (continued)

For assets that are measured using quoted prices in active markets, the total fair value is the published market price per unit multiplied by the number of units held without consideration of transaction costs, which have been determined to be immaterial. Assets that are measured using significant other observable inputs are primarily valued by reference to quoted prices of markets that are not active. The following methods and assumptions were used to estimate the fair value of each class of financial instrument:
Cash and temporary investments/Short-term investments: The carrying value of cash equivalents approximates fair value as maturities are less than three months, and temporary investments (maturities less than 12 months) primarily consist of fixed income deposits and commercial paper which are measured at fair value using observable inputs in an active market. A large portion of the Plan’s temporary investments/short-term investments are short-term collective investment funds—these commingled pools are in turn comprised of short-term fixed income assets that trade on a regular basis in active markets. However, because the commingled vehicles lack any formal listing or associated price quotes, they are classified as Level 2. Other temporary investment holdings are fixed income holdings with maturities of less than 12 months. Because these bonds are not traded on listed exchanges, yet do have observable valuation inputs, these are classified as Level 2 assets.
Debt securities: Debt securities assets consist of U.S. and foreign corporate credit, U.S. and foreign government issues (including related Agency Debentures and Mortgages), mortgage-backed securities, asset-backed securities and U.S. State and Municipal securities. U.S. treasury and U.S government agency bonds, as well as foreign government issues, are generally priced by institutional bids, which reflect estimated values based on underlying model frameworks at various dealers and vendors. While some corporate issues are formally listed on exchanges, dealers exchange bid and ask offers to arrive at executed transaction prices. Collateralized securities (both mortgage-backed and asset-backed) are valued using models with readily observable market data as inputs. All foreign government and foreign corporate debt securities are denominated in U.S. dollars. All debt securities included in the Plan are classified as Level 2.
Common and preferred stock and Monsanto Company stock: The Plan’s common stock consists of investments in listed U.S. and foreign company stock, including Monsanto stock. These investments include large-capitalization stocks (companies with market capitalizations greater than $2 billion) as well as international developed and emerging markets. All such investments that are valued using observable, unadjusted quoted prices from the various public stock exchanges, both domestic and foreign (e.g., NYSE, NASDAQ, LSE), represent active market trades and are classified as Level 1. Some common and preferred stock holdings are valued based on quoted prices for similar instruments in active markets, and thus are classified as Level 2. Some common stock was acquired through private placement and are unlisted securities, and thus there is not significant observable information. These assets were classified as Level 3.

Collective investment funds: Some investment options are structured as commingled pools, or funds—this encompasses the International Equity Fund, the Equity Index Fund, the Value Equity Fund, the Small-Cap Growth Equity Fund, the Small-Cap Value Equity Fund, the Large Cap Growth Equity Fund, and the Treasury Inflation-protected Securities Fund (TIPS). As a practical expedient, each commingled fund is valued at its NAV, which is calculated daily. Each fund also has a daily redemption period.
NOTE 5. INFORMATION REGARDING TAX STATUS

On Aug. 15, 2013, the IRS issued Monsanto a favorable determination letter with respect to the Plan as amended and restated
effective Jan. 1, 2006 stating that the Plan as then designed, was qualified for federal income tax purposes in compliance with section 401(a) of the Internal Revenue Code (“IRC”). Pursuant to IRS procedures, on Jan. 31, 2013, Monsanto filed an application for a new determination letter for the Plan, which was amended and restated effective June 1, 2012. On March 12, 2015, the IRS issued Monsanto a favorable determination letter with respect to Plan amendments and restatements effective June 1, 2012 and November 3, 2014.  The Company believes that the Plan is currently designed in compliance with the applicable requirements of the IRC, and the Administrative Committee believes that the Plan is being operated in accordance with its terms. Therefore, no provision for income taxes has been included in the Plan's financial statements.
The Plan is subject to routine audits; however, there are currently no audits for any tax periods in progress. The Administrative Committee believes it is no longer subject to income tax examinations for years prior to 2012.

NOTE 6. PRIORITIES UPON TERMINATION OF THE PLAN
If the Plan is terminated, all participants’ account balances will be fully vested, and all participants would then be entitled to a full distribution of their account balances in accordance with ERISA and the IRC as more fully described and set forth in the Plan document.

Tables of Contents
MONSANTO SAVINGS AND INVESTMENT PLAN
NOTES TO FINANCIAL STATEMENTS (continued)

NOTE 7. RELATED PARTY/PARTY-IN-INTEREST INVESTMENTS AND TRANSACTIONS
As of Dec. 31, 2015, and Dec. 31, 2014, the Plan holds approximately $677 million and $860 million, respectively, of common stock of Monsanto, the Plan sponsor, which approximately represents 22 percent and 26 percent, respectively, of the Plans investments.
Certain Plan investments are units of collective investment funds managed by Northern specifically for employee benefit trusts. Northern is also the Plan trustee as defined by the Plan and, therefore, these collective investment funds qualify as exempt party-in-interest investments. Fees for Northern’s investment management services are paid by the Plan as described in Note 2 — Summary of Significant Accounting Policies.

FMR Corp. and its affiliates (individually and collectively, “Fidelity”) reported to the SEC owning less than five percent of the Company's outstanding common stock. Fidelity Workplace Investing, LLC, a subsidiary of FMR Corp., currently provides recordkeeping, third party administrative and other plan-related services to or on behalf of the Plan.
NOTE 8. RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500
The following is a reconciliation of the Plan’s investments at fair value per the financial statements with the investments as reported on the Form 5500 Schedule of Assets as of Dec. 31, 2015, and Dec. 31, 2014.

	As of Dec. 31,
(Dollars in thousands)	2015	2014
Net assets available for benefits:
Investments, at fair value per financial statements	$2,571,552	$2,759,119
Investments, at contract value per financial statements	551,868	555,399
Loans to participants	33,194	31,337
Total investments per Form 5500 Schedule of Assets (Held at End of Year)	$3,156,614	$3,345,855
NOTE 9. SUBSEQUENT EVENTS
Effective January 1, 2016, the SIP will offer additional investment fund selections consisting of a series of lifecycle funds, the Vanguard Target Retirement funds. The Vanguard Target Retirement funds are currently managed by the Vanguard Equity Investment Group. In general, a target retirement fund is a broadly diversified portfolio that is automatically adjusted to a more conservative asset mix as investors move toward-and possibly enter-retirement. The objective of the Target Retirement funds is to provide capital appreciation and current income consistent with its current asset allocation.
Effective January 1, 2016, an employee who is automatically enrolled in the SIP and makes no specific investment elections will be automatically enrolled in the SIP's default investment, which is the Vanguard Target Retirement fund with a maturity date nearest to the participant's sixty-fifth birthday. This represents a change from the SIP's previous default investment, which was the Moderately Aggressive Portfolio.
*****

MONSANTO SAVINGS AND INVESTMENT PLAN
EIN 43-1878297
SUPPLEMENTAL SCHEDULE 1
Form 5500, Schedule H, Part IV, Line 4i –
Schedule of Assets (Held at End of Year) as of Dec. 31, 2015

5500 Supplemental Schedules	Account number 7879
Account name MONSANTO CONSOLIDATED
Schedule of Assets (Held at End of Year)
31-Dec-15

Security Description / Asset ID	Share/Par Value	Historical Cost	Current Value
#REORG/ADT CORP COM CASH MERGER 05-02-2016	50,950	1,839,428	1,680,331
#REORG/FERRARI N V MANDATORY EXCHANGE FERRARI N V 221UA41 01-04-2016	5,980	301,549	287,040
#REORG/KAUPTHING BK HF WORTHLESS SECURITY 03-22-2016	800,000	805,086	8
#REORG/MCGRAW HILL NAME CHANGE S&P GLOBAL INC 211FAQ1 04-28-2016	8,226	727,177	810,919
#REORG/MCGRAW HILL NAME CHANGE S&P GLOBAL INC 211FAQ1 04-28-2016	24,340	2,431,168	2,399,437
&&& AIRBNB INC SERIES D CVT PFD STOCK TROWE PRICE ONLY	1,188	145,101	145,101
&&& DROPBOX INC CL A COM STK - TROWE PRICE ONLY	1,630	31,135	31,135
&&& LIVING SOCIAL INC PFD STK SER F TROWE PRICE ONLY	4,555	35,028	2,095
&&& SER C CVT PFD STK DROPBOX SERIES C PREFERRED TROWE PRICE ONLY	7,384	141,043	141,043
&&&UBER TECHNOLOGIES INC SER E PFD STK-TROWE PRICE ONLY	6,124	204,037	204,037
1ST QUANTUM MINLS COM NPV	79,768	1,238,847	297,458
21ST CENTY FOX 6.4% DUE 12-15-2035	125,000	156,330	143,978
21ST CENTY FOX 6.65% DUE 11-15-2037	275,000	326,534	319,567
ABB LTD CHF0.86 (REGD)	35,400	729,062	635,149
ABBOTT LAB COM	35,949	1,336,285	1,614,470
ACCOR EUR3	19,370	813,863	841,770
ACTAVIS FDG SCS 3% DUE 03-12-2020	475,000	474,976	474,622
ACTAVIS FDG SCS 3.45% DUE 03-15-2022	250,000	248,283	250,273
ACTAVIS FUNDING SCS FIXED 3.8% DUE 03-15-2025	260,000	259,077	258,672
ADOBE SYS INC COM	14,790	886,734	1,389,373
ADOBE SYS INC COM	24,740	2,024,438	2,324,076
ADR AEGON N V NY REGISTRY SHS SHS	240,318	1,726,924	1,362,603
ADR ALIBABA GROUP HLDG LTD-SP A	14,147	1,158,980	1,149,727
ADR ARM HLDGS PLC SPONSORED ADR	14,670	599,830	663,671
ADR ASML HLDG NV NY REG 2012 (POST REV SPLIT)	7,500	660,816	665,775
ADR ASTRAZENECA PLC SPONSORED ADR UK	56,200	1,908,916	1,907,990
ADR BAIDU INC SPONSORED ADR	2,940	594,775	555,778
ADR EMBRAER S A SPONSORED ADR REPSTG 4 COM SHS	13,797	427,419	407,563
ADR EMBRAER S A SPONSORED ADR REPSTG 4 COM SHS	12,800	344,735	378,112
ADR FOMENTO ECONOMICO MEXICANO SAB DE CV	8,499	628,416	784,883
ADR GLAXOSMITHKLINE PLC SPONSORED ADR	38,900	1,921,512	1,569,615
ADR HDFC BK LTD ADR REPSTG 3 SHS	21,410	745,511	1,318,856
ADR HONDA MTR LTD ADR REPRESENTING 2 ORDSHS	30,900	998,449	986,637
ADR ICICI BK LTD	93,142	876,470	729,302

5500 Supplemental Schedules	Account number 7879
Account name MONSANTO CONSOLIDATED
Schedule of Assets (Held at End of Year)
31-Dec-15

Security Description / Asset ID	Share/Par Value	Historical Cost	Current Value
ADR INDUSTRIA DE DISENO TEXTIL INDITEX SA ADR ADR	60,873	725,880	1,050,059
ADR KB FINL GROUP INC SPONSORED ADR REPSTG 1 COM SH ADR	19,324	870,058	538,560
ADR MMC NORILSK NICKEL PJSC SPONSORED ADR	26,706	440,449	339,033
ADR NOVARTIS AG	79,000	4,587,671	6,797,160
ADR NOVO-NORDISK A S ADR	19,292	537,149	1,120,479
ADR ROYAL DUTCH SHELL PLC SPONSORED ADR REPSTG A SHS	23,964	1,582,636	1,097,299
ADR ROYAL DUTCH SHELL PLC SPONSORED ADR REPSTG B SHS	24,857	1,483,249	1,144,416
ADR TENCENT HLDGS LTD ADR	106,360	2,066,795	2,086,783
ADR TENCENT HLDGS LTD ADR	44,224	772,994	867,675
ADR TENCENT HLDGS LTD ADR	50,700	915,344	994,734
ADR TEVA PHARMACEUTICAL INDS	26,845	1,149,219	1,762,106
ADR TEVA PHARMACEUTICAL INDS	16,745	845,388	1,099,142
ADR VODAFONE GROUP PLC NEW SPONSORED ADRNO PAR	41,272	1,378,573	1,331,435
AEGON NV COM STK EUR0.12	153,560	1,121,894	872,428
AERCAP HOLDINGS N.V. EUR0.01	5,422	229,272	234,014
AES CORP COM	68,019	811,159	650,942
AFLAC INC COM	1,870	119,708	112,013
AIA GROUP LTD NPV	123,600	361,541	743,180
AIA GROUP LTD NPV	136,600	854,932	821,347
AKAMAI TECHNOLOGIES INC COM STK	24,890	1,778,144	1,309,961
AKAMAI TECHNOLOGIES INC COM STK	7,700	529,175	405,251
AKZO NOBEL NV EUR2	15,300	866,999	1,025,146
AKZO NOBEL NV EUR2	12,200	727,330	817,436
ALASKA AIR GROUP INC COM	9,600	712,690	772,896
ALASKA AIR GROUP INC COM	9,690	479,058	780,142
ALEXION PHARMACEUTICALS INC COM	12,840	2,512,728	2,449,230
ALEXION PHARMACEUTICALS INC COM	21,100	2,972,526	4,024,825
ALEXION PHARMACEUTICALS INC COM	6,978	816,231	1,331,054
ALLERGAN PLC. COMMON STOCK	3,975	968,074	1,242,188
ALLERGAN PLC. COMMON STOCK	11,767	3,159,015	3,677,188
ALLIANZ SE NPV(REGD)(VINKULIERT)	4,355	567,808	773,728
ALLSTATE CORP COM	14,420	578,537	895,338
ALLSTATE CORP COM	13,400	627,042	832,006
ALLY FINL INC COM	34,666	717,780	646,174

5500 Supplemental Schedules	Account number 7879
Account name MONSANTO CONSOLIDATED
Schedule of Assets (Held at End of Year)
31-Dec-15

Security Description / Asset ID	Share/Par Value	Historical Cost	Current Value
ALPHABET INC CAP STK CL A CAP STK CL A	2,418	657,762	1,881,228
ALPHABET INC CAP STK CL A CAP STK CL A	3,300	1,230,338	2,567,433
ALPHABET INC CAP STK CL A CAP STK CL A	4,960	2,651,739	3,858,930
ALPHABET INC CAP STK CL A CAP STK CL A	6,185	2,011,758	4,811,992
ALPHABET INC CAP STK CL C CAP STK CL C	3,548	921,489	2,692,506
ALPHABET INC CAP STK CL C CAP STK CL C	3,008	1,027,674	2,282,711
ALPHABET INC CAP STK CL C CAP STK CL C	7,320	3,417,529	5,555,002
ALPHABET INC CAP STK CL C CAP STK CL C	2,711	869,364	2,057,324
AMAZON COM INC COM	5,442	769,158	3,678,193
AMAZON COM INC COM	13,125	2,886,479	8,871,056
AMAZON COM INC COM	8,020	2,683,314	5,420,638
AMDOCS ORD GBP0.01	4,640	160,360	253,205
AMER ELEC PWR CO INC COM	11,600	484,034	675,932
AMERICAN AIRLINES INC COM USD1	2,922	129,630	123,747
AMERICAN AIRLINES INC COM USD1	56,200	2,122,599	2,380,070
AMERICAN EXPRESS CO	41,500	3,078,544	2,886,325
AMERICAN INTERNATIONAL GROUP INC COM	20,500	998,108	1,270,385
AMERICAN INTERNATIONAL GROUP INC COM	46,100	1,770,329	2,856,817
AMERICAN TOWER CORP	8,452	527,314	819,421
ANADARKO PETRO CORP COM	3,202	245,367	155,553
ANHEUSER-BUSCH INBEV NV	11,320	765,761	1,406,767
ANHUI CONCH CEMENT 'H'CNY1	229,500	767,702	617,417
ANTHEM INC COM	10,100	1,329,280	1,408,344
ANTHEM INC COM	13,300	1,922,123	1,854,552
ANTHEM INC COM	6,900	657,880	962,136
ANTHEM INC COM	691	58,888	96,353
AOL TIME WARNER 7.625% DUE 04-15-2031	525,000	630,846	649,609
AOL TIME WARNER 7.7% DUE 05-01-2032	594,000	651,035	741,408
APACHE CORP COM	60,700	4,559,914	2,699,329
APPLE INC COM STK	23,683	851,103	2,492,873
APPLE INC COM STK	1,137	87,478	119,681
APPLE INC COM STK	14,800	1,683,185	1,557,848
APPLE INC COM STK	55,922	4,309,560	5,886,350
ARM HLDGS ORD GBP0.0005	63,240	900,718	968,446

5500 Supplemental Schedules	Account number 7879
Account name MONSANTO CONSOLIDATED
Schedule of Assets (Held at End of Year)
31-Dec-15

Security Description / Asset ID	Share/Par Value	Historical Cost	Current Value
ASML HOLDING NV EUR0.09	10,240	927,016	918,262
ASPEN TECHNOLOGY INC COM	4,247	160,235	160,367
ASSURANT INC COM	4,170	193,530	335,852
ASSURED GUARANTY LTD COMMON STK	18,409	496,493	486,550
ASTELLAS PHARMA NPV	53,400	567,837	768,628
ASTRA INTL IDR50	1,367,200	799,419	595,082
AT&T CORP USD SR NT VAR RATE DUE 11-15-2031BEO	500,000	597,354	668,040
AT&T INC 3.4% DUE 05-15-2025	150,000	149,556	144,164
AT&T INC 4.75% DUE 05-15-2046	175,000	174,377	160,229
AT&T INC 5.35% DUE 09-01-2040	200,000	219,436	197,543
AT&T INC COM	20,850	691,383	717,449
ATLASSIAN CORPORATION PLC COM USD0.1 CL A	1,002	21,042	30,140
AVIVA ORD GBP0.25	154,280	996,487	1,173,349
AXA EUR2.29	36,500	677,350	1,000,368
AXA EUR2.29	45,260	878,879	1,240,457
AXIS CAPITAL HOLDINGS LTD COM USD0.0125	5,345	231,380	300,496
BAC CAP TR XI 6.625% DUE 05-23-2036	825,000	913,904	939,744
BAE SYSTEMS ORD GBP0.025	144,820	818,241	1,066,397
BAKER HUGHES INC COM	80,000	3,613,128	3,692,000
BANGKOK BANK THB10 (NVDR)	138,700	782,012	587,794
BANK AMER CORP 5.625% DUE 07-01-2020	200,000	229,224	222,154
BANK AMER CORP 7.625% DUE 06-01-2019	575,000	695,015	666,033
BANK NEW YORK MELLON CORP COM STK	140,500	3,827,489	5,791,410
BANK NEW YORK MELLON CORP COM STK	8,100	211,426	333,882
BANK OF AMERICA CORP	148,755	2,033,552	2,503,547
BANK OF AMERICA CORP	113,005	1,998,872	1,901,874
BANK OF AMERICA CORP	422,500	4,888,197	7,110,675
BANK OF AMERICA CORP BNDS 4.2 DUE 08-26-2024	225,000	225,440	223,240
BANK ONE CAP III 8.75% DUE 09-01-2030	350,000	422,216	501,263
BANK RAKYAT INDONESIA PERSER	911,700	679,729	755,616
BARCLAYS PLC 4.375% DUE 09-11-2024	525,000	524,049	513,356
BARCLAYS PLC ORD GBP0.25	313,850	1,162,427	1,012,595
BARCLAYS PLC ORD GBP0.25	325,362	1,321,014	1,049,737
BAYER AG NPV (REGD)	8,410	637,562	1,057,924

5500 Supplemental Schedules	Account number 7879
Account name MONSANTO CONSOLIDATED
Schedule of Assets (Held at End of Year)
31-Dec-15

Security Description / Asset ID	Share/Par Value	Historical Cost	Current Value
BAYER AG NPV (REGD)	10,677	682,176	1,343,098
BB&T CORP COM	63,000	1,589,350	2,382,030
BBVA(BILB-VIZ-ARG) EUR0.49	77,059	819,715	564,116
BECTON DICKINSON & 3.734% DUE 12-15-2024	275,000	277,178	277,345
BECTON DICKINSON & CO COM	5,000	712,603	770,450
BED BATH & BEYOND INC COM	8,278	478,420	399,414
BED BATH & BEYOND INC COM	18,300	1,170,148	882,975
BEST BUY INC COM STK	1,370	47,623	41,717
BG GROUP ORD GBP0.10	101,305	1,815,995	1,470,737
BHP BILLITON LTD NPV	46,230	1,756,154	600,715
BIG LOTS INC COM	1,270	53,330	48,946
BIOGEN INC COMMON STOCK	2,400	436,031	735,240
BIOGEN INC COMMON STOCK	3,470	614,868	1,063,035
BIOMARIN PHARMACEUTICAL INC COM ISIN CH0008107010	7,653	534,052	801,728
BIOMARIN PHARMACEUTICAL INC COM ISIN CH0008107010	6,400	620,113	670,464
BM&FBOVESPA SA COM NPV	153,500	837,110	422,525
BNP PARIBAS BNDS 4.25 DUE 10-15-2024	775,000	772,610	767,719
BNP PARIBAS EUR2	26,770	1,293,083	1,518,862
BNSF RY CO 2006-2 5.629% DUE 04-01-2024	138,677	138,677	151,696
BOEING CO COM	32,200	3,214,833	4,655,798
BOEING CO COM	9,551	817,244	1,380,979
BOEING CO COM	4,000	331,255	578,360
BOSTON PROPERTIES LP DTD 4-19-2010 5.625DUE 11-15-2020	250,000	262,301	278,255
BP ORD USD0.25	264,250	1,750,086	1,378,752
Brazilian real	8,332	8,332	8,332
BRF SA COM NPV	25,965	461,440	363,592
BRISTOL MYERS SQUIBB CO COM	23,343	1,226,454	1,605,765
BRISTOL MYERS SQUIBB CO COM	48,600	3,356,216	3,343,194
BRISTOL MYERS SQUIBB CO COM	24,100	1,569,807	1,657,839
BRITISH AMERICAN TOBACCO ORD GBP0.25	29,536	1,397,417	1,641,634
British pound sterling	4,796	4,796	4,796
British pound sterling	4	4	4
BSTN PPTYS LTD 3.125% DUE 09-01-2023	300,000	296,886	292,085
BSTN PPTYS LTD 3.8% DUE 02-01-2024	150,000	149,541	152,522

5500 Supplemental Schedules	Account number 7879
Account name MONSANTO CONSOLIDATED
Schedule of Assets (Held at End of Year)
31-Dec-15

Security Description / Asset ID	Share/Par Value	Historical Cost	Current Value
BSTN PPTYS LTD 4.125% DUE 05-15-2021	200,000	191,964	209,480
BSTN SCIENTIFIC 6% DUE 01-15-2020	350,000	405,776	388,644
BUNGE LTD	4,200	358,223	286,776
BUNGE LTD	6,687	566,459	456,588
BURBERRY GROUP ORD GBP0.0005	39,760	750,161	700,297
BURL NORTHN SANTA 3.05% DUE 09-01-2022	700,000	696,535	699,384
BURL NORTHN SANTA 8.251% DUE 01-15-2021	191,121	196,028	215,144
CADENCE DESIGN SYS INC COM	5,050	112,846	105,091
CADENCE DESIGN SYS INC COM	38,000	291,302	790,780
CAL MAINE FOODS INC COM NEW STK	9,356	542,576	433,557
CALIFORNIA ST 7.3% 10-01-2039 BEO TAXABLE	375,000	490,374	523,973
CALIFORNIA ST 7.5% 04-01-2034 BEO TAXABLE	275,000	285,885	385,041
CALIFORNIA ST 7.625% 03-01-2040 BEO TAXABLE	150,000	183,474	218,141
CALIFORNIA STATE 7.55 MUN BDS DUE 04-01-2039 USD5000	250,000	247,812	363,418
CALPINE CORP COM NEW STK	99,200	1,952,156	1,435,424
Canadian dollar	13,646	13,646	13,646
Canadian dollar	377	377	377
CANADIAN PAC RY LTD COM NPV	8,700	1,315,568	1,110,120
CAP 1 FINL CORP 3.5% DUE 06-15-2023	875,000	807,083	869,652
CAP 1 FINL CORP 4.2% DUE 10-29-2025	150,000	149,988	148,103
CAP 1 FINL CORP 4.75% DUE 07-15-2021	200,000	224,586	216,631
CAP 1 FNCL COM	15,700	891,175	1,133,226
CAP 1 FNCL COM	5,610	399,260	404,930
CAP 1 FNCL COM	112,500	5,113,452	8,120,250
CARDINAL HLTH INC	8,596	501,404	767,365
CARLISLE COMPANIES INC COM	18,270	1,837,830	1,620,366
CARMAX INC COM	10,800	502,756	582,876
CBL & ASSOC PPTYS INC COM	18,623	277,922	230,367
CBRE GROUP INC CL A CL A	18,107	575,805	626,140
CBS CORP NEW CL B	11,000	494,898	518,430
CCO SAFARI II LLC SR SECD NT 144A 4.908% 23 JUL 2025	250,000	249,175	249,757
CDN NATL RAILWAYS COM NPV	15,780	612,303	878,686
CELANESE CORP DEL COM SER A STK	34,000	1,478,645	2,289,220

5500 Supplemental Schedules	Account number 7879
Account name MONSANTO CONSOLIDATED
Schedule of Assets (Held at End of Year)
31-Dec-15

Security Description / Asset ID	Share/Par Value	Historical Cost	Current Value
CELGENE CORP COM	11,097	942,022	1,328,977
CELGENE CORP COM	14,458	736,519	1,731,490
CELGENE CORP COM	24,540	2,196,211	2,938,910
CF INDS HLDGS INC COM	12,400	637,396	506,044
CHARTER 6.484% DUE 10-23-2045	175,000	175,000	175,287
CHASE ISSUANCE TR 1.38% DUE 11-15-2019	760,000	759,911	757,827
CHASE ISSUANCE TR 1.59% DUE 02-18-2020	480,000	481,123	479,933
CHINA LIFE INSURANCE CO 'H' CNY1	306,000	753,546	989,052
CHINA MOBILE LTD HKD0.10	80,000	834,714	903,208
CHINA TELECOM CORP LTD 'H'CNY1	2,422,000	1,290,991	1,137,537
CHIPOTLE MEXICAN GRILL INC COM STK	1,364	763,478	654,515
CIE DE ST-GOBAIN EUR4	23,970	958,858	1,037,639
CIGNA CORP 5.875% DUE 03-15-2041	175,000	199,545	201,275
CIGNA CORP 7.875 DEB DUE 05-15-2027	300,000	373,960	394,138
CIGNA CORP CIGNA CORP 5.375% DUE 03-15-2017/03-15-2007	150,000	162,357	156,319
CIGNA CORP NT DTD 07/23/1998 STEP UP DUE1-15-33 BEO 8.3 TIL 1-15-23 8.08 AFTER	100,000	123,537	131,351
CIGNA CORPORATION	7,100	1,149,654	1,038,943
CIGNA CORPORATION	30,000	2,394,037	4,389,900
CIMAREX ENERGY CO COM	340	40,042	30,389
CISCO SYSTEMS INC	154,000	4,220,575	4,181,870
CITIGROUP CAP XIII 7.875% TR PFD SECS FIXED/FLTG	39,570	1,070,155	1,028,424
CITIGROUP INC 3.5% DUE 05-15-2023	100,000	92,743	98,322
CITIGROUP INC COM NEW COM NEW	13,098	782,207	677,822
CITIGROUP INC COM NEW COM NEW	34,100	1,825,115	1,764,675
CITIGROUP INC COM NEW COM NEW	48,784	1,956,574	2,524,572
CITIGROUP INC GLOBAL SR NT FLTG RATE DUE05-15-2018 REG	475,000	381,313	483,041
CITIGROUP INC NT VAR RATE 12-31-2049 REG	1,450,000	1,450,000	1,395,625
CITIZENS FINL GROUP INC COM	42,100	935,486	1,102,599
CITRIX SYS INC COM	2,869	216,326	217,040
CK HUTCHISON HLDGS HKD1	76,000	824,503	1,025,735
CK HUTCHISON HLDGS HKD1	61,888	704,622	835,272
CK PROPERTY LTD HKD1	61,888	318,490	402,464
CK PROPERTY LTD HKD1	76,000	329,103	494,236
CNH INDUSTRIAL NV COM STK	120,300	995,407	822,852

5500 Supplemental Schedules	Account number 7879
Account name MONSANTO CONSOLIDATED
Schedule of Assets (Held at End of Year)
31-Dec-15

Security Description / Asset ID	Share/Par Value	Historical Cost	Current Value
CNOOC LTD HKD0.02	717,000	1,000,307	746,591
COACH INC COM	45,500	2,374,613	1,489,215
COBALT INTL ENERGY INC COM	167,300	2,395,835	903,420
COGNIZANT TECH SOLUTIONS CORP CL A	35,220	2,215,696	2,113,904
COMCAST CORP NEW 6.3% DUE 11-15-2017	200,000	200,076	217,597
COMCAST CORP NEW-CL A	16,000	985,412	902,880
COMCAST CORP NEW-CL A	103,035	1,896,127	5,814,265
COMMERZBANK AG NPV	46,590	547,982	484,446
CONCHO RES INC COM STK	6,379	550,284	592,354
CONCHO RES INC COM STK	12,800	1,285,455	1,188,608
CONSTELLATION BRANDS INC CL A CL A	18,310	1,087,976	2,608,076
CONTINENTAL AG ORD NPV	5,050	1,202,692	1,231,840
COOPER TIRE & RUBBER CO COM, NO PAR	6,276	256,985	237,547
CORNING INC COM	136,400	2,250,652	2,493,392
CORNING INC COM	138,500	1,959,701	2,531,780
COSTCO WHOLESALE CORP NEW COM	7,663	634,098	1,237,575
COX COMMUNICATIONS 2.95% DUE 06-30-2023	650,000	612,792	572,595
CREDIT SUISSE AG CHF0.04(REGD)	61,081	1,467,161	1,323,523
CREDIT SUISSE AG CHF0.04(REGD)	44,688	1,368,958	968,314
CRH ORD EUR0.32	58,350	1,159,233	1,692,396
CUMMINS INC	16,000	1,647,238	1,408,160
DANA HLDG CORP COM	4,757	71,554	65,647
DANAHER CORP COM	18,800	1,524,409	1,746,144
DANAHER CORP COM	47,022	2,597,258	4,367,403
DBS GROUP HLDGS NPV	98,000	1,077,908	1,152,941
DECKERS OUTDOOR CORP COM	1,400	131,939	66,080
DELPHI AUTOMOTIVE PLC	30,720	2,081,513	2,633,626
DELTA AIR LINES INC DEL COM NEW COM NEW	56,040	2,136,948	2,840,668
DELTA AIR LINES INC DEL COM NEW COM NEW	16,190	502,071	820,671
DEUTSCHE BOERSE AG NPV(REGD)	13,290	987,446	1,175,022
DEUTSCHE LUFTHANSA ORD NPV (REGD)(VINK)	50,620	967,875	800,908
DEUTSCHE POST AG NPV(REGD)	16,530	314,548	466,062
DISCOVERY COMMUNICATIONS INC NEW COM SERA STK	30,100	875,608	803,068
DISH NETWORK CORP CL A COM STK	26,900	814,142	1,538,142

5500 Supplemental Schedules	Account number 7879
Account name MONSANTO CONSOLIDATED
Schedule of Assets (Held at End of Year)
31-Dec-15

Security Description / Asset ID	Share/Par Value	Historical Cost	Current Value
DOMINION RES INC FLTG RT 5.75% DUE 10-01-2054	475,000	475,000	465,405
DOMTAR CORP COM NEW COM NEW	5,534	214,704	204,481
DOW CHEM CO 4.25% DUE 11-15-2020	124,000	132,963	129,799
DOW CHEM CO 7.375% DUE 11-01-2029	575,000	625,736	710,153
DOW CHEM CO 8.55 DUE 05-15-2019	217,000	228,505	255,767
DOW CHEM CO NT 9.4 DUE 05-15-2039	75,000	74,672	107,784
DOW CHEMICAL CO 3% DUE 11-15-2022	125,000	121,121	119,665
DR PEPPER SNAPPLE GROUP INC COM STK	3,600	217,550	335,520
DR REDDYS LABS LTD ADR REPSTG 1/2 SH	8,010	314,273	370,783
DRIL-QUIP INC COM	1,854	132,344	109,812
EATON CORP PLC COM USD0.50	12,200	653,254	634,888
EBAY INC COM USD0.001	29,548	827,444	811,979
EBAY INC COM USD0.001	9,400	174,806	258,312
EDISON INTL COM	11,414	530,503	675,823
ELECTR ARTS COM	36,630	2,531,114	2,517,214
ELI LILLY & CO COM	15,400	1,044,826	1,297,604
EMC CORP COM	211,000	5,485,558	5,418,480
ENI SPA EUR1	66,306	1,478,224	993,989
ENSCO PLC SHS CLASS A COM	52,454	1,018,628	807,267
ENTERGY CORP NEW COM	13,345	909,227	912,264
EOG RESOURCES INC COM	10,146	675,734	718,235
EOG RESOURCES INC COM	1,200	105,847	84,948
ERICSSON	98,100	1,175,832	942,741
ERICSSON SER'B' NPV	35,110	390,198	342,746
ERP OPERATING LP 4.625 DUE 12-15-2021 REG	675,000	763,466	732,565
ESSILOR INTL EUR0.18	4,759	529,649	594,774
EVEREST RE GROUP COM	2,290	263,994	419,276
EXELON CORP COM	8,200	261,890	227,714
EXPRESS SCRIPTS HLDG CO COM	8,900	610,651	777,949
EXPRESS SCRIPTS HLDG CO COM	58,800	4,498,453	5,139,708
EXXON MOBIL CORP COM	3,476	298,380	270,954
FACEBOOK INC CL A CL A	43,570	2,298,309	4,560,036
FACEBOOK INC CL A CL A	33,734	1,680,104	3,530,600
FACEBOOK INC CL A CL A	28,543	1,237,003	2,987,310

5500 Supplemental Schedules	Account number 7879
Account name MONSANTO CONSOLIDATED
Schedule of Assets (Held at End of Year)
31-Dec-15

Security Description / Asset ID	Share/Par Value	Historical Cost	Current Value
FANUC CORP NPV	4,000	607,480	700,944
FEDERAL HOME LN MTG CORP POOL #1Q-0481 FLTG 02-01-2038 BEO	130,107	138,564	136,685
FEDERAL HOME LN MTG CORP POOL #849409 3.046% 08-01-2044 BEO	1,391,824	1,441,408	1,431,948
FEDERAL HOME LN MTG CORP POOL #C91001 6.5% 11-01-2026 BEO	202,197	206,746	231,652
FEDERAL HOME LN MTG CORP POOL #C91362 4.5% 03-01-2031 BEO	341,591	367,050	371,054
FEDERAL HOME LN MTG CORP POOL #G01513 6%03-01-2033 BEO	118,440	119,902	135,343
FEDERAL HOME LN MTG CORP POOL #G06801 4.5% 09-01-2041 BEO	788,147	845,041	852,928
FEDERAL HOME LN MTG CORP POOL #G06875 5.5% 12-01-2038 BEO	496,953	546,881	552,377
FEDERAL HOME LN MTG CORP POOL #G07598 4.5% 11-01-2043 BEO	426,800	457,810	469,839
FEDERAL HOME LN MTG CORP POOL #G11288 6.5% 06-01-2017 BEO	7,681	8,037	7,818
FEDERAL HOME LN MTG CORP POOL #G11431 6%02-01-2018 BEO	5,338	5,520	5,457
FEDERAL HOME LN MTG CORP POOL #G11452 6.5% 04-01-2018 BEO	8,635	9,087	8,831
FEDERAL HOME LN MTG CORP POOL #G11564 6.5% 08-01-2017 BEO	39,568	41,867	40,655
FEDERAL HOME LN MTG CORP POOL #G11622 6%02-01-2018 BEO	39,943	41,940	40,785
FEDERAL HOME LN MTG CORP POOL #G13432 5.5% 01-01-2024 BEO	122,775	133,978	132,935
FEDERAL HOME LN MTG CORP POOL #G14590 4.5% 07-01-2026 BEO	285,137	305,231	305,462
FEDERAL HOME LN MTG CORP POOL #G14762 4%07-01-2026 BEO	433,469	457,038	457,777
FEDERAL HOME LN MTG CORP POOL #H09212 5.5% 05-01-2038 BEO	78,684	83,651	84,498
FEDERAL HOME LN MTG CORP SER 3420 CL AD 5.5 DUE 11-15-2037	185,189	196,300	194,847
FEDERAL HOME LN MTG CORP SER 3530 CL AC 4.25 05-15-2039	876,973	922,740	914,497
FEDERAL HOME LN MTG CORP SR 4283 CL EW VAR RT 12-15-2043	1,612,000	1,783,779	1,747,642
FEDERAL NATL MTG ASSN GTD MTG POOL #AJ7670 4.5% 12-01-2041 BEO	313,621	338,858	339,151
FEDERAL NATL MTG ASSN GTD MTG POOL #AK9481 ADJ RT DUE 04-01-2042 BEO	1,350,318	1,397,157	1,408,908
FEDERAL NATL MTG ASSN GTD MTG POOL #AL1845 ADJ RT DUE 06-01-2039 BEO	209,015	224,169	223,399
FEDERAL NATL MTG ASSN GTD MTG POOL #AL3358 5% 04-01-2025 BEO	297,687	321,491	319,109
FEDERAL NATL MTG ASSN GTD MTG POOL #AL4147 4.5% 01-01-2025 BEO	230,732	244,972	248,180
FEDERAL NATL MTG ASSN GTD MTG POOL #AL4577 4.5% 01-01-2034 BEO	1,263,924	1,357,928	1,375,555
FEDERAL NATL MTG ASSN GTD MTG POOL #AL5133 2.707% 04-01-2044 BEO	421,102	436,498	434,975
FEDERAL NATL MTG ASSN GTD MTG POOL #AL5145 4% 10-01-2033 BEO	879,368	939,962	940,846
FEDERAL NATL MTG ASSN GTD MTG POOL #AL5362 5% 09-01-2039 BEO	1,533,711	1,689,957	1,694,836
FEDERAL NATL MTG ASSN GTD MTG POOL #AL5440 4.5% 02-01-2041 BEO	158,562	172,461	173,062
FEDERAL NATL MTG ASSN GTD MTG POOL #AL5749 4.5% 07-01-2042 BEO	815,473	883,896	882,595
FEDERAL NATL MTG ASSN GTD MTG POOL #AL7205 3.5% 12-01-2029 BEO	286,771	302,185	300,591
FEDEX CORP COM	4,180	646,716	622,778

5500 Supplemental Schedules	Account number 7879
Account name MONSANTO CONSOLIDATED
Schedule of Assets (Held at End of Year)
31-Dec-15

Security Description / Asset ID	Share/Par Value	Historical Cost	Current Value
FEDEX CORP COM	30,000	2,105,198	4,469,700
FEDEX CORP COM	7,700	1,093,556	1,147,223
FEDT RETAIL HLDGS 6.375% DUE 03-15-2037	125,000	138,144	126,495
FHLMC GOLD E01140 6 05-01-2017	7,742	8,000	7,916
FHLMC GOLD G11516 6 03-01-2018	5,686	5,971	5,802
FHLMC GOLD G14730 4 02-01-2027	317,132	336,854	334,914
FHLMC GOLD G30317 6.5 01-01-2027	271,253	277,865	309,537
FHLMC GOLD H09901 6.5 08-01-2036	56,910	59,898	63,505
FHLMC MULTICLASS SER 1955 CL Z 7.5 05-20-2027	153,880	165,349	174,305
FHLMC MULTICLASS SER T-41 CL 2A 5.70550207-25-2032	71,374	74,067	81,677
FHLMC POOL #1Q1313 ADJ RT 09-01-2037	71,619	77,661	75,881
FHLMC POOL #849096 ADJ RT 10-01-2041	332,948	344,653	346,479
FHLMC POOL #849386 ADJ RT 07-01-2044	786,842	813,520	809,546
FHLMC POOL #G05603 7 11-01-2038	129,506	140,716	151,665
FHLMC POOL #G30248 6.5 12-01-2023	122,206	129,023	139,175
FHLMC POOL #H01579 6.5 08-01-2036	11,698	11,819	13,007
FIREEYE INC COM	5,455	247,974	113,137
FLEETCOR TECHNOLOGIES INC COM	5,656	706,995	808,412
FLEXTRONICS INTL LTD COM STK	37,718	347,122	422,819
FLOWSERVE CORP COM	20,420	1,190,703	859,274
FLSMIDTH & CO A/S SER'B'DKK20	9,900	506,110	345,862
FNMA 2001-T10 CL A1 PASS THROUGH 7 12-25-2041	35,293	36,820	41,389
FNMA POOL #357906 5.5% 08-01-2035 BEO	189,573	206,693	214,015
FNMA POOL #545090 6% DUE 07-01-2016 REG	1,654	1,734	1,663
FNMA POOL #555299 7% 11-01-2017 BEO	2,846	3,027	2,894
FNMA POOL #555531 5.5% 06-01-2033 BEO	158,197	166,823	177,854
FNMA POOL #725135 6% 05-01-2018 BEO	8,771	9,211	8,951
FNMA POOL #725510 6.5% 07-01-2017 BEO	13	14	14
FNMA POOL #731243 5.5% 08-01-2033 BEO	519,919	579,710	579,009
FNMA POOL #735417 6.5% 03-01-2035 BEO	156,354	162,535	180,953
FNMA POOL #735439 6% 09-01-2019 BEO	59,182	60,671	61,158
FNMA POOL #735857 6.5 06-01-2033 BEO	311,007	321,588	367,404
FNMA POOL #745329 6% DUE 07-01-2035 BEO	24,028	24,280	27,418
FNMA POOL #888368 7% 03-01-2037 BEO	71,151	80,623	82,741

5500 Supplemental Schedules	Account number 7879
Account name MONSANTO CONSOLIDATED
Schedule of Assets (Held at End of Year)
31-Dec-15

Security Description / Asset ID	Share/Par Value	Historical Cost	Current Value
FNMA POOL #888369 7% DUE 03-01-2037 REG	252,332	280,002	292,817
FNMA POOL #907860 ADJ RT DUE 02-01-2037 BEO	576,392	613,227	612,798
FNMA POOL #AB8193 6% 10-01-2038 BEO	110,821	120,743	122,339
FNMA POOL #AD0163 6% 11-01-2034 BEO	382,015	403,742	435,330
FNMA POOL #AD0276 5.5% 01-01-2024 BEO	164,079	174,001	176,011
FNMA POOL #AD0310 7% 12-01-2038 BEO	128,294	139,480	152,977
FNMA POOL #AE0381 5.5% 12-01-2024 BEO	197,620	212,843	214,412
FNMA POOL #AL5964 ADJ RT 10-01-2044	1,103,635	1,138,468	1,129,989
FNMA POOL #AL6209 4.887% 07-01-2021	118,007	126,729	126,169
FNMA POOL #AO4092 2.084% 05-01-2042 BEO	529,029	547,793	543,365
FNMA POOL #AO7685 2.196% 07-01-2042 BEO	1,394,156	1,444,041	1,443,724
FNMA POOL #AP2512 ADJ RATE DUE 08-01-2042	500,022	512,445	512,251
FNMA POOL #AU6423 4.5% 10-01-2043 BEO	251,279	270,871	272,315
FNMA POOL #MA0232 4.5% 11-01-2029 BEO	693,068	744,073	748,532
FNMA POOL #MA0563 4% 11-01-2030 BEO	117,488	124,978	125,396
FNMA POOL #MA0634 4.5% 01-01-2031 BEO	158,064	171,302	171,697
FNMA POOL #MA1814 4% 03-01-2034 BEO	586,083	631,962	627,037
FNMA POOL #MA2019 4% 09-01-2034 BEO	1,266,545	1,354,610	1,355,144
FNMA POOL #MA2141 4% 01-01-2035 BEO	1,086,360	1,170,553	1,161,223
FNMA PREASSIGN 00717 6.5 11-25-2041	557,696	571,334	637,646
FNMA PREASSIGN 00837 7.5 10-25-2040	43,471	44,598	48,837
FNMA REMIC SER 2002-W6 CL 2A1 FLT RT 06-25-2042	30,936	32,585	36,011
FNMA REMIC SER 2003-W17 CL PT1 08-25-2033	81,537	93,151	101,348
FNMA REMIC SER 2014-M13 CLS ASQ2 1.637% 11-25-2017	231,470	233,780	232,202
FNMA REMIC TR 2004-W9 CL-2A2 7 DUE 02-25-2044	459,044	537,082	527,296
FNMA SERIES 2001-W3 CLASS-A 7 09-25-2041	29,804	32,384	33,427
FOOT LOCKER INC COM	4,910	234,179	319,592
FORD CR AUTO OWNER 1.06% DUE 05-15-2019	520,000	519,924	518,769
FORD MTR CR CO LLC 4.25% DUE 09-20-2022	225,000	228,200	230,183
FORD MTR CR CO LLC 4.375% DUE 08-06-2023	250,000	257,383	256,896
FORD MTR CR CO LLC 5.875 DUE 08-02-2021	250,000	281,090	278,784
FORD MTR CR CO LLC 8.125% DUE 01-15-2020	400,000	501,864	471,113
FRESENIUS SE&KGAA NPV	12,270	475,394	879,308
GALP ENERGIA SGPS EUR1	80,480	1,130,917	937,201

5500 Supplemental Schedules	Account number 7879
Account name MONSANTO CONSOLIDATED
Schedule of Assets (Held at End of Year)
31-Dec-15

Security Description / Asset ID	Share/Par Value	Historical Cost	Current Value
GEN ELEC CAP CORP 4.625 DUE 01-07-2021 REG	72,000	77,057	79,083
GEN ELEC CAP CORP MEDIUM TERM NTS BO TRANCHE # TR 00849 4.65 DUE 10-17-2021	172,000	189,125	190,433
GEN MTRS CO COM	13,800	496,524	469,338
GEN MTRS CO COM	36,100	1,150,278	1,227,761
GENERAL DYNAMICS CORP COM	3,430	477,522	471,145
GENWORTH FINL INC COM CL A COM CL A	49,403	223,867	184,273
GETINGE AB SER'B'NPV	29,610	884,344	781,466
GIC METLIFE CONTRACT # 32713 RATE 2.90%MAT EVERGREEN	134,482,576	134,482,576	134,482,576
GIC MONUMENTAL CONTRACT# MDA01050TR RATE 2.9000% MAT EVERGREEN SYNTHETIC	239,443,884	239,443,884	239,443,884
GIC PRUDENTIAL CONTRACT# GA-62301 RATE 2.6100% MAT EVERGREEN (SYNTHETIC)	177,941,280	177,941,280	177,941,280
GILEAD SCIENCES INC	7,651	780,625	774,205
GILEAD SCIENCES INC	9,893	1,008,293	1,001,073
GILEAD SCIENCES INC	12,400	376,100	1,254,756
GLAXOSMITHKLINE ORD GBP0.25	59,870	1,251,761	1,211,568
GLENCORE PLC ORD USD0.01	282,520	513,235	376,764
GLENCORE PLC ORD USD0.01	194,402	1,116,500	259,252
GOLD POOL #G14668 4 12-01-2026	299,272	317,462	316,031
GOLDMAN SACHS GROUP INC COM	3,460	468,825	623,596
GOLDMAN SACHS GROUP INC COM	26,000	3,055,292	4,685,980
GOLDMAN SACHS GROUP INC COM	1,890	348,315	340,635
GOLDMAN SACHS GROUP INC COM	3,300	564,893	594,759
GOODYEAR TIRE & RUBBER CO COM	15,731	500,746	513,932
H.LUNDBECK A/S DKK5	24,000	539,074	822,382
HAIER ELECTRONICS HKD0.10	100,800	190,436	204,457
HANA FINANCIAL GRP KRW5000	24,832	934,673	499,795
HANESBRANDS INC COM STK	36,200	1,037,015	1,065,366
HANG LUNG PROPERTIES HKD1	140,000	630,259	318,652
HARLEY DAVIDSON COM USD0.01	19,100	1,037,799	866,949
HARLEY DAVIDSON COM USD0.01	10,100	568,629	458,439
HARRIS CORP COM	18,200	1,571,947	1,581,580
HARTFORD FINL SVCS GROUP INC COM	4,713	216,622	204,827
HAWAIIAN HOLDINGS INC COM	1,794	68,817	63,382
HCA INC 4.25% DUE 10-15-2019	275,000	272,250	280,500
HEALTHNET INC SR NT 6.375% DUE 06-01-2017/05-18-2007	250,000	250,962	260,000

5500 Supplemental Schedules	Account number 7879
Account name MONSANTO CONSOLIDATED
Schedule of Assets (Held at End of Year)
31-Dec-15

Security Description / Asset ID	Share/Par Value	Historical Cost	Current Value
HEIDELBERGCEMENT NPV	17,000	914,426	1,396,482
HELMERICH & PAYNE INC COM	2,760	159,713	147,798
HENKEL AG & CO KGAA NON-VTG PRF NPV	11,140	923,611	1,248,863
HERBALIFE LTD COM STK	10,420	572,896	558,720
HESS CORP COM STK	1,060	72,847	51,389
HESS CORP COM STK	37,000	2,094,118	1,793,760
HEWLETT PACKARD ENTERPRISE CO COM	85,800	1,265,391	1,304,160
HEWLETT PACKARD ENTERPRISE CO COM	343,000	4,633,721	5,213,600
HILTON WORLDWIDE HLDGS INC COM	83,547	2,002,690	1,787,906
HOME DEPOT INC COM	3,869	509,700	511,675
HOME DEPOT INC COM	35,610	4,143,944	4,709,423
HON HAI PRECISION GDR(REP 2 SHS TWD10)REG'S	111,143	538,782	567,941
HONDA MOTOR CO NPV	34,000	1,172,522	1,105,117
HOST HOTELS & RESORTS INC REIT	7,000	165,788	107,380
HP INC COM	35,600	452,044	421,504
HP INC COM	315,300	3,538,168	3,733,152
HSBC HLDGS PLC 6.5% DUE 05-02-2036	600,000	671,604	716,089
HSBC HLDGS PLC 6.5% DUE 09-15-2037	200,000	242,681	239,943
HSBC HOLDINGS PLC 5.1 DUE 04-05-2021	325,000	331,218	361,322
HSBC HOLDINGS PLC ORD USD0.50(HONGKONG REG)	136,000	1,465,145	1,086,224
HSBC HOLDINGS PLC ORD USD0.50(HONGKONG REG)	157,200	1,593,656	1,255,547
HUMANA INC COM	5,900	694,062	1,053,209
HUMANA INC COM	3,200	263,116	571,232
HUNTINGTON BANCSHARES INC COM	56,750	593,540	627,655
HUNTINGTON INGALLS INDS INC COM	2,402	160,562	304,694
HYUNDAI MOBIS KRW5000	4,378	1,041,740	920,368
HYUNDAI MOBIS KRW5000	3,151	762,493	662,421
HYUNDAI MOTOR CO KRW5000	5,314	916,342	675,268
IL ST TAXABLE-PENSION 5.1 DUE 06-01-2033BEO TAXABLE SINKING FD 06-01-2024 N/C	250,000	237,625	236,513
ILLINOIS ST 5.665 MUN BD DUE 03-01-2018	600,000	652,264	632,370
ILLINOIS ST 4.961% 03-01-2016 BEO TAXABLE	75,000	78,977	75,436
ILLINOIS ST 5.365% 03-01-2017 BEO TAXABLE	1,000,000	1,046,424	1,035,050
ILLUMINA INC COM	1,300	178,938	249,529
ILLUMINA INC COM	5,296	302,346	1,016,541

5500 Supplemental Schedules	Account number 7879
Account name MONSANTO CONSOLIDATED
Schedule of Assets (Held at End of Year)
31-Dec-15

Security Description / Asset ID	Share/Par Value	Historical Cost	Current Value
IMPERIAL TOB FIN 4.25% DUE 07-21-2025	775,000	761,321	786,442
INCYTE CORP COM	6,700	544,119	726,615
INDUSTRIAL & COMMERCIAL BANK CHINA 'H'	697,860	547,257	421,409
INFINEON TECHNOLOG ORD NPV (REGD)	79,940	691,634	1,172,758
INFOSYS LIMITED ADR	42,520	571,456	712,210
ING GROEP NV CVA EUR0.24	94,560	1,183,436	1,278,871
ING GROEP NV CVA EUR0.24	96,620	1,013,793	1,306,731
INGREDION INC COM	2,797	245,862	268,064
INPEX CORPORATION NPV	84,700	1,004,340	834,713
INTACT FINL CORP COM NPV	9,170	560,289	585,412
INTEL CORP COM	37,430	1,179,484	1,289,464
INTERCONTINENTAL EXCHANGE INC COM	6,940	1,471,223	1,778,444
INTERCONTINENTAL EXCHANGE INC COM	10,650	2,074,769	2,729,169
INTERPUBLIC GROUP COMPANIES INC COM	15,000	143,130	349,200
INTL CONS AIRL DI	45,440	183,269	408,876
INTL PAPER CO COM	8,100	374,146	305,370
INTL PAPER CO COM	10,600	564,868	399,620
INTUITIVE SURGICAL INC COM NEW STK	4,703	2,037,311	2,568,590
JABIL CIRCUIT INC COM	18,450	397,923	429,701
JAPAN TOBACCO INC NPV	28,200	801,022	1,048,108
Japanese yen	5,015	5,015	5,015
JETBLUE AWYS CORP COM	7,290	154,845	165,119
JOHNSON & JOHNSON COM USD1	23,413	2,333,211	2,404,983
JOHNSON CTL INC COM	33,900	1,150,494	1,338,711
JONES LANG LASALLE INC COM STK	1,829	287,840	292,384
JPMORGAN CHASE & 4.35% DUE 08-15-2021	75,000	77,187	79,817
JPMORGAN CHASE & 6.1% DUE 10-29-2049	7,000,000	7,000,000	7,035,700
JPMORGAN CHASE & CO COM	36,040	1,998,037	2,379,721
JPMORGAN CHASE & CO COM	28,200	1,148,026	1,862,046
JPMORGAN CHASE & CO COM	64,000	3,108,822	4,225,920
JUNIPER NETWORKS INC COM	18,700	418,792	516,120
JUNIPER NETWORKS INC COM	19,600	568,470	540,960
JUNIPER NETWORKS INC COM	13,160	362,012	363,216
KASIKORNBANK PLC THB10 (ALIEN MKT)	56,400	258,404	235,882

5500 Supplemental Schedules	Account number 7879
Account name MONSANTO CONSOLIDATED
Schedule of Assets (Held at End of Year)
31-Dec-15

Security Description / Asset ID	Share/Par Value	Historical Cost	Current Value
KDDI CORP NPV	39,400	782,213	1,033,024
KELLOGG CO COM USD0.25	6,500	392,985	469,755
KEYENCE CORP NPV	1,600	718,028	892,207
KINDER MORGAN ENERGY PARTNERS 5.0% 08-15-2042	725,000	621,512	534,917
KINDER MORGAN ENERGY PARTNERS L P 5 DUE 03-01-2043	250,000	253,483	185,201
KINDER MORGAN INC 4.3% DUE 06-01-2025	175,000	174,297	151,201
KINGFISHER ORD GBP0.157142857	207,639	895,216	1,008,399
KOMATSU NPV	38,400	946,924	635,877
KONICA MINOLTA INC NPV	93,700	1,032,888	951,838
KONINKLIJKE PHILIP EUR0.20	15,430	478,731	394,904
KONNINKLIJKE PHILIPS N.V	12,186	345,249	310,134
KOSMOS ENERGY LTD	57,900	515,223	301,080
KROGER CO COM	19,875	256,450	831,371
KROGER CO COM	48,130	1,995,555	2,013,278
KUBOTA CORP NPV	42,000	402,655	659,180
KUNLUN ENERGY CO COMSTK	374,000	639,999	332,974
LAFARGE S A 6.5% DUE 07-15-2016	450,000	449,116	461,358
LAFARGEHOLCIM LTD	12,684	826,839	637,368
LANXESS AG NPV	12,940	678,828	599,941
LARSEN & TOUBRO SPON GDR EA REPR 1 ORD REG	22,275	436,492	432,135
LEAR CORP COM NEW COM NEW	6,860	497,678	842,614
LENDINGCLUB CORP COM	6,046	116,798	66,808
LEVEL 3 COMMUNICATIONS INC COM NEW	27,940	1,516,016	1,518,818
LEXMARK INTL INC NEW CL A	2,060	102,521	66,847
LIBERTY INTERACTIVE CORPORATION QVC GROUP SER A	56,075	424,670	1,531,969
LINCOLN NATL CORP COM	9,800	406,783	492,548
LINKEDIN CORP CL A	5,662	642,686	1,274,403
LINKEDIN CORP CL A	5,700	1,018,019	1,282,956
LLOYDS BANKING GP ORD GBP0.1	841,830	438,283	906,633
LLOYDS BANKING GP ORD GBP0.1	1,106,130	1,425,509	1,191,278
LLOYDS BKG GROUP 4.5% DUE 11-04-2024	275,000	275,778	279,160
LOWES COS INC COM	25,000	1,223,289	1,901,000

5500 Supplemental Schedules	Account number 7879
Account name MONSANTO CONSOLIDATED
Schedule of Assets (Held at End of Year)
31-Dec-15

Security Description / Asset ID	Share/Par Value	Historical Cost	Current Value
LYONDELLBASELL IND N V COM USD0.01 CL 'A'	6,074	526,474	527,831
MACK CALI RLTY CORP COM REIT	4,540	104,661	106,009
MAKITA CORP NPV	15,200	787,622	888,283
MARATHON OIL CORP COM	15,720	418,234	197,915
MARATHON OIL CORP COM	107,300	2,672,835	1,350,907
MARATHON PETE CORP COM	18,333	839,873	950,383
MARKS & SPENCER GP ORD GBP0.25	172,930	1,151,822	1,153,084
MARRIOTT INTL INC NEW COM STK CL A	16,122	985,488	1,080,819
MASTERCARD INC CL A	24,137	666,336	2,349,978
MAXIM INTEGRATED PRODS INC COM	55,500	1,317,049	2,109,000
MAY DEPT STORES CO 6.65% DUE 07-15-2024	125,000	71,250	140,810
MAY DEPT STORES CO 6.7% DUE 09-15-2028	875,000	838,565	963,695
MAY DEPT STORES CO 6.9% DUE 01-15-2032	100,000	122,618	110,361
MC DONALDS CORP COM	5,152	579,874	608,657
MCKESSON CORP	3,662	360,842	722,256
MCKESSON CORP	2,806	231,495	553,427
MEDTRONIC PLC COMMON STOCK STOCK	12,119	557,206	932,193
MEDTRONIC PLC COMMON STOCK STOCK	22,500	823,662	1,730,700
MEGGITT ORD GBP0.05	104,530	646,191	577,288
MERCK & CO INC NEW COM	57,000	1,619,472	3,010,740
MERCK KGAA NPV	12,470	590,423	1,213,330
METLIFE INC COM STK USD0.01	68,000	2,858,428	3,278,280
METRO AG ORD NPV	20,430	699,862	656,028
MFB NT COLLECTIVE TIPS INDEX FUND - NON LENDING	301,858	38,774,142	39,594,770
MFB NT COLLECTIVE AGGREGATE BOND INDEX FUND-NON LENDING	1,128,747	143,595,528	149,367,109
MFB NT COLLECTIVE MSCI ACWI EX-US INDEX FUND-NON LENDING	627,546	78,398,938	81,912,984
MFB NT COLLECTIVE RUSSELL 1000 GROWTH INDEX FUND - NON LENDING	222,197	62,556,198	65,686,007
MFB NT COLLECTIVE RUSSELL 1000 VALUE INDEX FUND - NON LENDING	499,073	95,161,182	135,016,126
MFO EB DAILY LIQUIDITY NON SL STOCK FUND	1,186,194	166,310,284	253,976,040
MGIC INVT CORP WIS COM	41,953	394,126	370,445
MGM RESORTS INTERNATIONAL COM	78,870	1,796,487	1,791,926
MICHAEL KORS HOLDINGS LTD COM NPV	8,011	327,669	320,921
MICHELIN (CGDE) EUR2	13,750	1,086,532	1,312,929
MICROSOFT CORP COM	22,290	1,024,291	1,236,649

5500 Supplemental Schedules	Account number 7879
Account name MONSANTO CONSOLIDATED
Schedule of Assets (Held at End of Year)
31-Dec-15

Security Description / Asset ID	Share/Par Value	Historical Cost	Current Value
MICROSOFT CORP COM	47,400	1,657,418	2,629,752
MICROSOFT CORP COM	51,800	2,396,298	2,873,864
MICROSOFT CORP COM	156,300	4,292,775	8,671,524
MICROSOFT CORP COM	16,139	877,638	895,392
MITSUI FUDOSAN CO LTD NPV	24,000	654,915	609,701
MOBILEYE NV EUR0.01	9,800	421,911	414,344
MONDELEZ INTL INC COM	33,732	1,006,356	1,512,543
MONSANTO CO NEW COM	67	3,156	6,601
MONSANTO CO NEW COM	3,906,427	184,024,700	384,861,188
MONSANTO CO NEW COM	2,968,508	220,335,596	292,457,408
MONSANTO PARTICIPANT LOANS	33,193,975	33,193,975	33,193,975
MOODYS CORP COM	7,700	730,670	772,618
MORGAN STANLEY COM STK USD0.01	19,500	502,829	620,295
MORGAN STANLEY COM STK USD0.01	30,003	975,466	954,395
MORGAN STANLEY COM STK USD0.01	88,600	2,701,994	2,818,366
MORPHOSYS NPV	9,300	651,530	582,414
MUENCHENER RUECKVE NPV(REGD)	2,200	347,448	441,049
MURPHY OIL CORP COM	9,808	273,708	220,190
MURPHY OIL CORP COM	24,600	1,251,797	552,270
MYRIAD INTL HLDGS 5.5% DUE 07-21-2025	400,000	399,848	384,813
N V R INC COM	40	57,964	65,720
NABORS INDUSTRIES COM USD0.10	26,592	433,878	226,298
NASPERS 'N' ZAR0.02	11,210	1,108,531	1,533,684
NATIONAL OILWELL VARCO COM STK	48,500	2,970,416	1,624,265
NATIONAL OILWELL VARCO COM STK	2,890	141,914	96,786
NETAPP INC COM STK	75,700	2,527,031	2,008,321
NETFLIX INC COM STK	15,947	811,740	1,824,018
NETFLIX INC COM STK	2,000	96,912	228,760
NETSUITE INC COM STK	10,300	897,561	871,586
NEW JERSEY ST TPK AUTH TPK REV 7.102% 01-01-2041 BEO TAXABLE	500,000	570,394	688,665
NEWS CORP NEW CL A CL A	26,875	151,150	359,050
NIDEC CORPORATION NPV	9,200	600,048	675,842
NIKE INC CL B	32,646	549,351	2,040,375
NIKE INC CL B	12,600	791,981	787,500

5500 Supplemental Schedules	Account number 7879
Account name MONSANTO CONSOLIDATED
Schedule of Assets (Held at End of Year)
31-Dec-15

Security Description / Asset ID	Share/Par Value	Historical Cost	Current Value
NIKE INC CL B	37,220	1,603,460	2,326,250
NISSAN MOTOR CO LTD	133,800	1,284,872	1,423,144
NITTO DENKO CORP NPV	7,000	405,819	518,592
NN GROUP N.V. EUR0.12	17,670	490,706	624,795
NOBLE CORP PLC COMMON STOCK	63,388	958,471	668,743
NOBLE GROUP HKD0.25	788,000	712,692	222,183
NORDSTROM INC COM	9,100	564,376	453,271
NORTHROP GRUMMAN CORP COM	4,957	423,705	935,931
NOVARTIS AG CHF0.50 (REGD)	19,230	1,186,811	1,667,497
NOVARTIS AG CHF0.50 (REGD)	7,270	422,617	630,406
NOW INC COM	5,400	162,228	85,428
NRG ENERGY INC COM NEW	75,200	1,212,216	885,104
NRG ENERGY INC COM NEW	10,269	114,684	120,866
NT COLLECTIVE RUSSELL 2000 GROWTH INDEX FUND - NON LENDING	544,037	98,464,079	137,025,622
NTGI COLLECTIVE GOVERNMENT SHORT TERM INVESTMENT FUND	1,649	1,649	1,649
NTGI COLLECTIVE GOVERNMENT SHORT TERM INVESTMENT FUND	2,600,759	2,600,759	2,600,759
NTGI COLLECTIVE GOVERNMENT SHORT TERM INVESTMENT FUND	—	—	—
NTGI COLLECTIVE GOVERNMENT SHORT TERM INVESTMENT FUND	—	—	—
NTGI COLLECTIVE GOVERNMENT SHORT TERM INVESTMENT FUND	1,888,709	1,888,709	1,888,709
NTGI COLLECTIVE GOVERNMENT SHORT TERM INVESTMENT FUND	3,436,862	3,436,862	3,436,862
NTGI COLLECTIVE GOVERNMENT SHORT TERM INVESTMENT FUND	—	—	—
NTGI COLLECTIVE GOVERNMENT SHORT TERM INVESTMENT FUND	—	—	—
NTGI COLLECTIVE GOVERNMENT SHORT TERM INVESTMENT FUND	4,933,269	4,933,269	4,933,269
NTGI COLLECTIVE GOVERNMENT SHORT TERM INVESTMENT FUND	865,839	865,839	865,839
NTGI COLLECTIVE GOVERNMENT SHORT TERM INVESTMENT FUND	638,564	638,564	638,564
NTGI COLLECTIVE GOVERNMENT SHORT TERM INVESTMENT FUND	—	—	—
NTGI COLLECTIVE GOVERNMENT SHORT TERM INVESTMENT FUND	—	—	—
NTGI COLLECTIVE GOVERNMENT SHORT TERM INVESTMENT FUND	—	—	—
NTGI COLLECTIVE GOVERNMENT SHORT TERM INVESTMENT FUND	—	—	—
NTGI COLLECTIVE GOVERNMENT SHORT TERM INVESTMENT FUND	—	—	—
NTGI COLLECTIVE GOVERNMENT SHORT TERM INVESTMENT FUND	—	—	—
NTGI COLLECTIVE GOVERNMENT SHORT TERM INVESTMENT FUND	—	—	—
NTGI COLLECTIVE GOVERNMENT SHORT TERM INVESTMENT FUND	18,053,054	18,053,054	18,053,054
NTGI COLLECTIVE GOVERNMENT SHORT TERM INVESTMENT FUND	223,490	223,490	223,490

5500 Supplemental Schedules	Account number 7879
Account name MONSANTO CONSOLIDATED
Schedule of Assets (Held at End of Year)
31-Dec-15

Security Description / Asset ID	Share/Par Value	Historical Cost	Current Value
NTGI COLLECTIVE GOVERNMENT SHORT TERM INVESTMENT FUND	5,360,653	5,360,653	5,360,653
NTGI COLLECTIVE GOVERNMENT SHORT TERM INVESTMENT FUND	4,872,779	4,872,779	4,872,779
NTGI COLLECTIVE GOVERNMENT SHORT TERM INVESTMENT FUND	2,503,100	2,503,100	2,503,100
NTGI COLLECTIVE GOVERNMENT SHORT TERM INVESTMENT FUND	1,687,337	1,687,337	1,687,337
NTGI COLLECTIVE GOVERNMENT SHORT TERM INVESTMENT FUND	7,289,187	7,289,187	7,289,187
NTGI NT COLLECTIVE RUSSELL 2000 VALUE INDEX FUND - NON LENDING	345,872	57,746,028	75,476,125
NU SKIN ENTERPRISES INC CL A CL A	4,641	195,056	175,847
NXP SEMICONDUCTORS N V COM STK	9,500	779,193	800,375
NXP SEMICONDUCTORS N V COM STK	7,202	727,630	606,769
OCEANEERING INTL INC COM	8,953	389,961	335,917
OIL STS INTL INC COM ISIN US6780261052	13,500	758,851	367,875
OMNICOM GROUP INC COM	4,500	320,470	340,470
ORACLE CORP COM	51,800	1,662,480	1,892,254
ORANGE EUR4	61,430	980,913	1,033,336
OWENS & MINOR INC NEW COM	2,061	77,026	74,155
PACCAR INC COM	8,700	369,824	412,380
PACKAGING CORP AMER COM ISIN US6951561090	5,400	347,989	340,470
PALO ALTO NETWORKS INC COM USD0.0001	11,094	1,355,804	1,954,097
PALO ALTO NETWORKS INC COM USD0.0001	1,822	318,622	320,927
PALO ALTO NETWORKS INC COM USD0.0001	4,000	574,525	704,560
PARKER-HANNIFIN CORP COM	8,000	977,718	775,840
PAYPAL HLDGS INC COM	21,900	762,811	792,780
PEMEX PROJ FDG MASTER TR GTD BD 6.625% DUE 06-15-2035 REG	275,000	321,475	245,781
PEPSICO INC COM	6,567	654,622	656,175
PERNOD RICARD NPV EUR 1.55	7,490	782,412	855,948
PERRIGO COMPANY LIMITED COM EUR0.001	3,447	300,046	498,781
PETROBRAS GLOBAL 4.375% DUE 05-20-2023	475,000	472,918	313,500
PETROBRAS GLOBAL 6.25% DUE 03-17-2024	300,000	299,316	215,250
PETROFAC ORD USD0.02	48,950	677,654	574,293
PETROLEOS MEXICANOS 6.375% 01-23-2045	450,000	452,538	380,871
PFIZER INC COM	62,980	2,166,443	2,032,994
PHILIP MORRIS INTL COM STK NPV	5,626	481,728	494,582
PING AN INSURANCE GROUP 'H' CNY1	155,500	666,694	862,758

5500 Supplemental Schedules	Account number 7879
Account name MONSANTO CONSOLIDATED
Schedule of Assets (Held at End of Year)
31-Dec-15

Security Description / Asset ID	Share/Par Value	Historical Cost	Current Value
POSCO KRW5000	2,732	951,180	387,939
PPL CORP COM ISIN US69351T1060	14,000	429,219	477,820
PRECISION DRILLING COM NPV	45,800	288,425	180,351
PROVIDENT COS INC 7.25% DUE 03-15-2028	125,000	124,786	145,377
PRUDENTIAL FINL INC COM	770	65,054	62,686
PRUDENTIAL GBP0.05	69,781	1,028,521	1,574,637
PUB SERVICE ENTERPRISE GROUP INC COM	11,550	468,623	446,870
PVTPL &&&AIRBNB INC SER E CVT PFD STK T-ROWE	1,928	179,486	179,486
PVTPL &&&UBER TECHNOLOGIES INC SER G CVTPFD STK T-ROWE	3,671	179,043	179,043
PVTPL BHP BILLITON FIN USA LTD 6.75% D UE 10-19-2075	500,000	503,250	482,500
PVTPL BNP PARIBAS 4.375% 09-28-2025	225,000	222,863	220,347
PVTPL CHASE ISSUANCE TR CHASESERIES 2013-8 NT CL A 1.01% DUE 10-15-2018 REG	210,000	210,328	209,812
PVTPL CODELCO INC SR NT 144A 4.5% DUE 09-16-2025 BEO	200,000	196,916	188,337
PVTPL COX COMMUNICATIONS INC NEW NT 3.85% DUE 02-01-2025 BEO	650,000	652,513	595,505
PVTPL COX COMMUNICATIONS INC NEW NT 144A3.25% DUE 12-15-2022 BEO	425,000	397,159	386,203
PVTPL CRH AMERICA INC BNDS 3.875% DUE 05-18-2025 BEO	500,000	500,503	496,513
PVTPL ENEL FIN INTL S A GTD NT 144A 6.8%DUE 09-15-2037/09-20-2007 BEO	175,000	186,197	213,673
PVTPL FORD CR AUTO OWNER TR 2015-REV1 2.12%DUE 07-15-2026 BEO	265,000	266,077	261,658
PVTPL GDR SAMSUNG ELECTRS LTD GDR 1995 RPSTG COM	3,100	1,277,601	1,665,601
PVTPL GE CAP INTL FDG CO MEDIUM TERM NTSBOOK TR 00126 2.342 11-15-20 BEO	689,000	659,834	683,254
PVTPL HEWLETT PACKARD ENTERPRISE CO 144A3.6% DUE 10-15-2020/10-09-2015 BEO	800,000	799,776	801,836
PVTPL IMPERIAL TOBBACCO FINANCE 3.75% 07-21-2022	200,000	196,770	200,801
PVTPL MYRIAD INTL HLDGS B V GTD NT 6 DUE 07-18-2020	550,000	568,500	585,162
PVTPL PETROLEOS MEXICANOS 5.625% DUE 01-23-2046 BEO	325,000	322,641	248,690
PVTPL PETROLEOS MEXICANOS TRANCHE # TR 00025 4.25% DUE 01-15-2025 REG	525,000	529,579	459,375
PVTPL RIO OIL FIN TR SER 2014-1 144A 6.25 DUE 07-06-2024 BEO	1,100,000	1,079,041	814,000
PVTPL SLM PRIVATE ED LN TR 2012-B CL A-2 3.75 DUE 12-16-2030	408,963	408,921	414,595
PVTPL SLM PVT ED LN TR 2012-C NT CL A-2 RED 3.336 DUE 10-15-2046 BEO	285,000	296,371	288,591
PVTPL TELECOM ITALIA S P A NEW 144A 5.303% DUE 05-30-2024 BEO	275,000	267,438	271,563
PVTPL1 ENEL FINANCE INTL NV 6.0% 10-07-2039/10-07-2009 BEO	475,000	494,637	531,117
QUEST DIAGNOSTICS INC COM	1,700	128,911	120,938
RED HAT INC COM	10,000	487,813	828,100
RED HAT INC COM	15,483	726,722	1,282,147
REED ELSEVIER CAP 8.625% DUE 01-15-2019	93,000	96,911	108,464

5500 Supplemental Schedules	Account number 7879
Account name MONSANTO CONSOLIDATED
Schedule of Assets (Held at End of Year)
31-Dec-15

Security Description / Asset ID	Share/Par Value	Historical Cost	Current Value
REED ELSEVIER CAP INC 3.125 DUE 10-15-2022	638,000	558,549	619,580
REGENERON PHARMACEUTICALS INC COM	1,935	966,813	1,050,453
REGENERON PHARMACEUTICALS INC COM	1,900	720,668	1,031,453
REGENERON PHARMACEUTICALS INC COM	3,610	1,830,599	1,959,761
REINSURANCE GROUP AMER INC COM NEW STK	2,038	153,794	174,351
REXAM ORD GBP0.8035714	74,229	648,577	661,360
RICHEMONT(CIE FIN) CHF1 (REGD)	12,380	832,343	891,706
RIO OIL FIN TR STEP CPN 9.75% DUE 01-06-2027	1,075,000	1,075,000	790,125
RIO TINTO FIN USA 1.375% DUE 06-17-2016	475,000	473,613	474,723
RIO TINTO FIN USA 2.25% DUE 12-14-2018	400,000	396,344	390,025
RLJ LODGING TR COM REIT	8,670	208,973	187,532
ROCHE HLDGS AG GENUSSCHEINE NPV	6,105	1,198,339	1,685,736
ROCHE HLDGS AG GENUSSCHEINE NPV	5,680	860,090	1,568,384
ROCKWELL COLLINS INC COM	7,200	605,840	664,560
ROWAN COMPANIES PLC	42,060	822,196	712,917
ROYAL BK SCOTLAND 6.125% DUE 12-15-2022	950,000	963,610	1,034,263
ROYAL BK SCOTLAND GROUP PLC 6 DUE 12-19-2023 REG	300,000	309,097	323,105
ROYAL CARIBBEAN CRUISES COM STK	9,100	805,495	921,011
S.W. AIRL CO COM	15,300	300,717	658,818
SABMILLER PLC ORD USD0.10	9,660	467,522	579,410
SALESFORCE COM INC COM STK	25,460	1,874,348	1,996,064
SALESFORCE COM INC COM STK	19,900	812,193	1,560,160
SALESFORCE COM INC COM STK	20,170	660,475	1,581,328
SAMSUNG ELECTRONIC GDR	2,764	1,245,447	1,469,066
SANDS CHINA LTD USD0.01	111,600	390,355	382,313
SANOFI EUR2	14,701	1,242,706	1,255,218
SANOFI EUR2	15,200	1,116,023	1,297,824
SANOFI SPONSORED ADR	33,500	1,521,432	1,428,775
SANOFI SPONSORED ADR	115,025	4,414,284	4,905,816
SAP SE	4,810	253,087	383,418
SAP SE	19,720	1,200,222	1,571,934
SBA COMMUNICATIONS CORP CL A COM	26,623	2,614,704	2,797,279
SBM OFFSHORE NV EUR0.25	43,174	568,792	546,853
SCHLUMBERGER LTD COM COM	83,500	5,513,241	5,824,125

5500 Supplemental Schedules	Account number 7879
Account name MONSANTO CONSOLIDATED
Schedule of Assets (Held at End of Year)
31-Dec-15

Security Description / Asset ID	Share/Par Value	Historical Cost	Current Value
SCHNEIDER ELECTRIC EUR4.00	15,531	1,178,404	886,757
SCHWAB CHARLES CORP COM NEW	240,000	3,890,917	7,903,200
SCHWAB CHARLES CORP COM NEW	62,820	2,104,285	2,068,663
SERVICENOW INC COM USD0.001	21,670	1,335,023	1,875,755
SERVICENOW INC COM USD0.001	13,400	651,372	1,159,904
SHERWIN-WILLIAMS CO COM	9,600	2,560,719	2,492,160
SHIN-ETSU CHEMICAL NPV	8,400	437,625	462,054
SHIRE PLC ADR	6,941	1,523,311	1,422,905
SIAM CEMENT PCL-NVDR	36,000	437,376	460,192
SIEMENS AG NPV(REGD)	9,940	1,118,834	970,508
SINGAPORE TELECOMMUNICATIONS NEW COM STK	358,000	947,752	926,134
SINOPHARM GROUP CO. LTD. 'H'SHS CNY1	130,800	336,374	524,878
SINOPHARM GROUP CO. LTD. 'H'SHS CNY1	204,000	627,250	818,616
SKY PLC	61,320	883,785	1,005,021
SLM CORP 6 25 JAN 2017	550,000	560,941	563,750
SLM CORP 6.25 DUE 01-25-2016	150,000	165,375	150,266
SLM CORP MEDIUM 8.45% DUE 06-15-2018	200,000	222,250	210,500
SLM CORP TRANCHE # TR 00109 4.625 09-25-2017	75,000	76,688	73,875
SMALL BUSINESS ADMIN GTD DEV PARTN CTF 2007-20D PARTN CTF 5.32 DUE 04-01-27 REG	151,285	151,285	166,647
SMALL BUSINESS ADMIN GTD DEV PARTN CTF DEB SER 1997-20 F 7.2 6-1-17/00 REG	2,820	2,925	2,894
SMALL BUSINESS ADMIN GTD DEV PARTN CTF DEB SER 1997-20 I 6.9 DUE 09-01-2017	3,995	4,080	4,113
SMALL BUSINESS ADMIN GTD DEV PARTN CTF DEB SER 1998-20G 6.1 DUE 07-01-2018	8,163	8,163	8,550
SMALL BUSINESS ADMIN GTD DEV PARTN CTF DEB SER 2000-20 C 7.625 03-01-2020 REG	26,927	29,060	28,563
SMALL BUSINESS ADMIN GTD DEV PARTN CTF DEB SER 2003-20 B 0 DUE 02-01-2023 REG	44,943	44,789	47,848
SMALL BUSINESS ADMIN GTD DEV PARTN CTF SER 2005-20 A 4.86 DUE 01-01-2025 REG	180,000	180,000	191,403
SOFTBANK GROUP CORP	16,300	986,262	831,836
SOFTWARE AG NPV (BR)	21,330	737,989	612,172
SOUTH32 LTD NPV	46,230	123,209	35,821
SOUTHERN CO COM STK	13,700	597,591	641,023
SPIRIT AEROSYSTEMS HLDGS INC CL A	10,697	475,099	535,599
SPLUNK INC COMSTK COM USD0.001	12,956	529,106	761,942
SPRINT CORP COM SER 1 COM SER 1	357,443	1,766,390	1,293,944
STANDARD CHARTERED PLC SHS	99,180	1,574,206	824,025
STANDARD CHARTERED PLC SHS	74,545	1,581,224	619,348

5500 Supplemental Schedules	Account number 7879
Account name MONSANTO CONSOLIDATED
Schedule of Assets (Held at End of Year)
31-Dec-15

Security Description / Asset ID	Share/Par Value	Historical Cost	Current Value
STARBUCKS CORP COM	15,278	353,803	917,138
STARBUCKS CORP COM	21,034	796,770	1,262,671
STATE STR CORP COM	19,400	1,214,635	1,287,384
STATE STR CORP COM	9,300	695,169	617,148
SUBSEA 7 SA USD2	55,340	537,650	394,198
SUMITOMO MITSUI FINANCIAL GROUP NPV	33,900	1,356,315	1,298,004
SUN TR BANKS INC COM	14,400	353,113	616,896
SUN TR BANKS INC COM	21,712	911,971	930,142
SUNCOR ENERGY INC COM NPV 'NEW'	31,800	987,670	817,721
SUNCOR ENERGY INC COM NPV 'NEW'	21,000	661,603	540,004
SUNTORY BEVERAGE & NPV	29,300	937,968	1,295,781
SWIRE PACIFIC 'A' NPV	34,000	443,035	382,547
Swiss franc	1	1	1
SWISS RE AG CHF0.10	12,870	613,295	1,261,929
SYMANTEC CORP COM	36,367	882,212	763,707
SYMANTEC CORP COM	202,100	3,584,966	4,244,100
SYNOPSYS INC COM	35,900	808,954	1,637,399
TAIWAN SEMICONDUCTOR MFG CO LTD SPONSORED ADR	55,990	787,001	1,273,773
TAIWAN SEMICONDUCTOR MFG CO LTD SPONSORED ADR	35,138	398,360	799,390
TAKE-TWO INTERACTIVE SOFTWARE INC CDT-COM CDT-COM	13,802	451,578	480,862
TARGET CORP COM STK	7,600	489,707	551,836
TARGET CORP COM STK	28,100	1,676,862	2,040,341
TD AMERITRADE HLDG CORP COM STK	25,000	523,306	867,750
TE CONNECTIVITY LTD	50,000	1,616,245	3,230,500
TECHNIP NPV	11,850	836,135	588,731
TECK RESOURCES LTD 3.75% DUE 02-01-2023	325,000	247,098	150,313
TELECOM ITALIA CAP 6.999% DUE 06-04-2018	150,000	174,390	162,000
TELECOM ITALIA CAP 7.721% DUE 06-04-2038	400,000	413,688	417,000
TELEFONICA SA EUR1	89,319	1,853,976	993,074
TELENOR ASA ORD NOK6	66,340	1,124,406	1,111,494
TERADATA CORP DEL COM STK	13,000	490,317	343,460
TERADYNE INC COM	6,080	122,303	125,674
TESCO ORD GBP0.05	407,380	1,800,385	897,654
TESLA MTRS INC COM	3,698	645,231	887,557

5500 Supplemental Schedules	Account number 7879
Account name MONSANTO CONSOLIDATED
Schedule of Assets (Held at End of Year)
31-Dec-15

Security Description / Asset ID	Share/Par Value	Historical Cost	Current Value
TESLA MTRS INC COM	5,040	924,011	1,209,650
TESORO CORP	8,168	519,019	860,662
TEXTRON INC COM	32,200	1,404,008	1,352,722
THE PRICELINE GROUP INC	1,500	1,878,694	1,912,425
THE PRICELINE GROUP INC	3,689	2,820,627	4,703,291
THE PRICELINE GROUP INC	995	573,679	1,268,575
THERMO FISHER CORP	400	53,225	56,740
TI CAPITAL 7.175% DUE 06-18-2019	750,000	836,442	826,890
TIFFANY & CO COM	7,803	745,991	595,291
TIME WARNER CABLE 4% DUE 09-01-2021	125,000	136,038	126,216
TIME WARNER CABLE 4.125% DUE 02-15-2021	175,000	187,731	178,688
TIME WARNER CABLE 7.3% DUE 07-01-2038	275,000	300,798	298,143
TIME WARNER CABLE 8.75% DUE 02-14-2019	450,000	506,418	522,024
TIME WARNER CABLE INC 8.25 DUE 04-01-2019 REG	350,000	410,101	401,905
TIME WARNER CABLE INC COM	42,819	2,837,442	7,946,778
TIME WARNER INC USD0.01	86,433	2,629,524	5,589,622
TIME WARNER INC USD0.01	9,586	837,051	619,927
TJX COS INC COM NEW	11,265	575,816	798,801
TJX COS INC COM NEW	33,670	1,949,573	2,387,540
T-MOBILE US INC COM	23,900	937,299	934,968
TNT EXPRESS NV, AMSTERDAM SHS	88,926	671,968	752,516
TOKYO ELECTRON NPV	15,300	876,772	931,266
TORONTO-DOMINION COM NPV	34,119	1,398,471	1,332,240
TOSHIBA CORP NPV	149,000	603,558	309,532
TOTAL EUR2.5	25,530	1,397,513	1,144,412
TOYOTA MOTOR CORP NPV	18,400	744,550	1,145,344
TOYOTA MOTOR CORP NPV	24,200	1,442,961	1,506,377
TRACTOR SUPPLY CO COM	14,600	804,695	1,248,300
TRANSCANADA TR SUB TR NT SER 2015-A DUE 05-20-2075/05-20-2025 REG	500,000	500,938	462,292
TRANSOCEAN LTD	13,941	195,458	172,590
TRAVELERS COS INC COM STK	9,400	659,635	1,060,884
TRINITY IND INC COM	9,536	259,386	229,055
TRIPADVISOR INC COM COM STK	8,663	723,224	738,521
TULLOW OIL ORD GBP0.10	25,610	424,067	62,546

5500 Supplemental Schedules	Account number 7879
Account name MONSANTO CONSOLIDATED
Schedule of Assets (Held at End of Year)
31-Dec-15

Security Description / Asset ID	Share/Par Value	Historical Cost	Current Value
TWENTY-FIRST CENTY FOX INC CL A CL A	110,000	1,373,671	2,987,600
TWENTY-FIRST CENTY FOX INC CL B CL B	25,000	725,259	680,750
TWITTER INC COM	17,324	718,132	400,877
TYCO INTERNATIONAL PLC EUR1.00	52,500	1,465,812	1,674,225
UBS GROUP CHF0.10 (REGD)	19,900	338,784	388,060
UBS GROUP CHF0.10 (REGD)	61,961	1,262,863	1,208,270
UN PAC RR CO 5.866 DUE 07-02-2030	742,145	747,916	843,191
UN PAC RR CO PASS 7.6% DUE 01-02-2020	197,222	197,222	224,222
UNDER ARMOR INC CL A	12,596	594,615	1,015,364
UNICREDIT SPA NPV (POST SPLIT)	184,873	1,375,232	1,031,249
UNILEVER PLC ORD GBP0.031111	30,810	1,192,526	1,328,949
UNITED CONTL HLDGS INC COM STK	10,300	690,323	590,190
United States dollar	2,423,242	2,423,242	2,423,242
United States dollar	1,631,913	1,631,913	1,631,913
UNITED STATES TREAS NTS .375% DUE 02-15-2016 REG	595,000	595,781	595,000
UNITED STATES TREAS NTS .875 05-15-2017 REG	1,500,000	1,498,945	1,499,063
UNITED STATES TREAS NTS 1.5 DUE 07-31-2016	10,000	10,224	10,050
UNITED STATES TREAS NTS DTD 05/31/2014 .375% DUE 05-31-2016 REG	2,900,000	2,902,925	2,898,866
UNITEDHEALTH GROUP INC COM	34,600	2,780,131	4,070,344
UNITEDHEALTH GROUP INC COM	24,990	3,037,324	2,939,824
UNITEDHEALTH GROUP INC COM	19,400	1,375,912	2,282,216
UNUM CORP NT 6.75 DUE 12-15-2028 BEO	223,000	188,402	265,131
UNUM GROUP	6,400	170,065	213,056
UNUM GROUP	22,100	523,009	735,709
UTD STATES TREAS .625% DUE 11-15-2016	1,825,000	1,829,428	1,822,576
UTD THERAPEUTICS CORP DEL COM STK	5,257	457,483	823,299
VALEANT PHARMACEUTICALS INTERNATIONAL INC COMMON STOCK	13,700	1,272,291	1,392,605
VALERO ENERGY CORP COM STK NEW	15,141	753,389	1,070,620
VERISIGN INC COM	8,110	522,183	708,490
VERISK ANALYTICS INC COM STK	35,490	2,568,940	2,728,471
VERIZON 4.15% DUE 03-15-2024	300,000	300,195	308,299
VERIZON 4.272% DUE 01-15-2036	1,184,000	1,035,582	1,068,913
VERIZON COMMUNICATIONS 6.55 BDS DUE 09-15-2043 USD2000 BEO	125,000	126,347	148,401
VERIZON COMMUNICATIONS COM	18,750	897,124	866,625

5500 Supplemental Schedules	Account number 7879
Account name MONSANTO CONSOLIDATED
Schedule of Assets (Held at End of Year)
31-Dec-15

Security Description / Asset ID	Share/Par Value	Historical Cost	Current Value
VERTEX PHARMACEUTICALS INC COM	2,993	141,930	376,609
VERTEX PHARMACEUTICALS INC COM	10,000	913,493	1,258,300
VISA INC COM CL A STK	63,500	3,187,439	4,924,425
VISA INC COM CL A STK	29,251	978,010	2,268,415
VISA INC COM CL A STK	62,240	3,492,717	4,826,712
VMWARE INC CL A COM CL A COM	11,500	667,825	650,555
VODAFONE GROUP ORD USD0.2095238	620,849	2,181,453	2,022,303
VODAFONE GROUP ORD USD0.2095238	359,927	1,234,545	1,172,397
VOYA FINL INC COM	21,142	865,239	780,351
VULCAN MATERIALS CO COM	19,400	1,158,132	1,842,418
VULCAN MATLS CO 7.5% DUE 06-15-2021	450,000	474,233	524,250
WABTEC CORP COM	12,400	758,846	881,888
WADDELL & REED FINL INC CL A COM	7,300	237,380	209,218
WALGREENS BOOTS ALLIANCE INC COM	23,160	2,141,145	1,972,190
WAL-MART STORES INC COM	10,300	715,638	631,390
WAL-MART STORES INC COM	72,550	4,758,874	4,447,315
WALT DISNEY CO	10,974	334,741	1,153,148
WEATHERFORD INTERNATIONAL LTD(IE)USD0.001	102,400	1,440,504	859,136
WEG SA COM NPV	30,073	141,750	113,641
WEICHAI POWER CO 'H'CNY1	218,000	476,394	241,342
WELLPOINT INC 3.7% DUE 08-15-2021	400,000	408,440	408,817
WELLPOINT INC NT 4.35 DUE 08-15-2020	100,000	107,689	105,915
WELLS FARGO & CO FLTG RT 5.875% DUE 12-29-2049	5,200,000	5,200,000	5,473,000
WELLS FARGO & CO NEW COM STK	166,534	6,927,283	9,052,788
WELLS FARGO & CO NEW COM STK	11,585	396,431	629,761
WELLS FARGO & CO NEW MEDIUM TERM SR NTS TRANCHE # TR 00155 4.3% DUE 07-22-2027	500,000	499,792	510,767
WELLS FARGO BANK NATL ASSOCIATION TRANCHE # SB 00008 6% DUE 11-15-2017	250,000	248,008	269,632
WESTN REFNG INC COM	10,576	450,329	376,717
WHOLE FOODS MKT INC COM	4,599	206,374	154,067
WORKDAY INC CL A COM USD0.001	5,800	397,591	462,144
WORKDAY INC CL A COM USD0.001	10,160	715,965	809,549
WP GLIMCHER INC COM	4,976	58,870	52,795
WPP PLC ORD GBP0.10	52,790	779,951	1,216,126
WYNN MACAU LTD HKD0.001	106,800	424,580	124,850

5500 Supplemental Schedules	Account number 7879
Account name MONSANTO CONSOLIDATED
Schedule of Assets (Held at End of Year)
31-Dec-15

Security Description / Asset ID	Share/Par Value	Historical Cost	Current Value
XEROX CORP 5.625% DUE 12-15-2019	125,000	140,745	132,974
XEROX CORPORATION 4.5 DUE 05-15-2021	725,000	765,333	731,729
ZIMMER BIOMET HLDGS INC COM	6,400	555,807	656,576
ZOETIS INC 3.45% DUE 11-13-2020	150,000	149,802	150,175
ZOETIS INC 4.5% DUE 11-13-2025	300,000	299,307	304,036
ZOETIS INC COM USD0.01 CL 'A'	40,090	1,856,083	1,921,113
Grand Total	795,234,419	2,553,500,742	3,156,612,756

5500 Supplemental Schedules	Account Number 7870
Account name MONSANTO WRAPPED CONSOLIDATED
Schedule of Assets (Held at End of Year)
31-Dec-15

Security Description / Asset ID	Share/Par Value	Historical Cost	Current Value
&&&BOND FUTURES OFFSET - LONG	204	53,573,460	53,540,289
21ST CENTY FOX 4% DUE 10-01-2023	145,000	144,126	149,772
21ST CENTY FOX 4.5% DUE 02-15-2021	525,000	601,514	564,917
ABBVIE INC FIXED 4.5% DUE 05-14-2035	600,000	595,854	587,758
ACE INA HLDGS INC 2.7% DUE 03-13-2023	280,000	261,905	273,514
ACTAVIS FDG SCS 2.45% DUE 06-15-2019	210,000	209,404	207,729
ACTAVIS FDG SCS 3.45% DUE 03-15-2022	830,000	828,821	830,906
ACTAVIS FUNDING SCS FIXED 3.8% DUE 03-15-2025	375,000	373,669	373,085
AETNA INC NEW 2.2% DUE 03-15-2019	190,000	189,810	189,015
AGRIUM INC 3.375% DUE 03-15-2025	360,000	359,478	328,449
ALLSTATE CORP 3.15% DUE 06-15-2023	45,000	44,911	44,965
ALLY AUTO .48% DUE 02-15-2017	21,512	21,510	21,507
ALLY AUTO RECEIVABLES SER 15-1 A3 1.39% 09-16-2019	405,000	404,949	403,351
ALLY AUTO RECEIVABLES TR 2013-1 ASSET BACKED CTF CL A-3 .68 DUE 05-15-2017	36,494	36,528	36,483
ALLY MASTER OWNER 1.54% DUE 09-15-2019	650,000	649,815	646,112
ALLY MASTER OWNER 1.54% DUE 09-15-2019	815,000	814,768	810,125
ALLY MASTER OWNER 1.6% DUE 10-15-2019	595,000	594,989	591,925
ALLY MASTER OWNER TR SR 2014-4 CL A2 1.43 06-17-2019	920,000	919,772	916,700
AMERICAN EXPRESS CREDIT 2.25 DUE 08-15-2019 REG	715,000	714,564	715,125
AMERICAN EXPRESS CREDIT 2.6% 09-14-2020	265,000	264,791	265,612
AMERISOURCEBERGEN 3.25% DUE 03-01-2025	175,000	174,064	169,434
AMERN EXPRESS CR 1.49% DUE 04-15-2020	450,000	452,250	450,159
AMGEN INC 3.875 DUE 11-15-2021	685,000	683,082	713,684
AOL TIME WARNER 7.625% DUE 04-15-2031	505,000	606,111	624,862
APPLE INC 3.85% DUE 05-04-2043	420,000	399,313	386,951
APPLE INC 4.375% DUE 05-13-2045	260,000	259,051	262,525
AT&T INC 2.625 DUE 12-01-2022	375,000	356,415	355,535
AT&T INC 3.4% DUE 05-15-2025	1,005,000	1,002,025	965,895
AT&T INC 3.4% DUE 05-15-2025	375,000	373,890	360,409
AT&T INC GLOBAL NT FLTG RATE DUE 11-27-2018 REG	515,000	515,000	515,449
BANK AMER CORP 3.75% DUE 07-12-2016	245,000	223,169	248,072
BANK AMER CORP 3.875% DUE 08-01-2025	590,000	588,932	598,926
BANK AMER CORP 4% DUE 01-22-2025	40,000	39,759	39,157
BANK AMER CORP 5.625% DUE 07-01-2020	55,000	55,264	61,092

5500 Supplemental Schedules	Account Number 7870
Account name MONSANTO WRAPPED CONSOLIDATED
Schedule of Assets (Held at End of Year)
31-Dec-15

Security Description / Asset ID	Share/Par Value	Historical Cost	Current Value
BANK AMER CORP 5.65% DUE 05-01-2018	1,340,000	1,366,391	1,440,913
BANK AMER CORP 5.875% DUE 01-05-2021	700,000	709,884	792,220
BANK AMER CORP 7.625% DUE 06-01-2019	225,000	286,555	260,622
BANK OF AMERICA CORP 2.6 DUE 01-15-2019	210,000	209,964	210,684
BANK OF AMERICA CORP BNDS 4.2 DUE 08-26-2024	1,400,000	1,411,805	1,389,049
BANK OF AMERICA CORPORATION FRN FLTG RTDUE 01-15-2019	665,000	673,519	667,441
BARCLAYS PLC 4.375% DUE 09-11-2024	325,000	318,581	317,792
BECTON DICKINSON & 3.125% DUE 11-08-2021	130,000	133,693	131,093
BECTON DICKINSON & 3.734% DUE 12-15-2024	100,000	100,000	100,853
BHP BILLITON FIN USA LTD 3.85 DUE 09-30-2023 REG	320,000	319,606	302,981
BHP BILLITON FIN USA LTD 6.5 DUE 04-01-2019	550,000	614,697	605,848
BIOGEN INC 3.625% DUE 09-15-2022	170,000	169,864	171,883
BK NEW YORK INC 2.1 DUE 01-15-2019	170,000	169,788	170,790
BK NEW YORK INC 2.2% DUE 05-15-2019	795,000	793,458	796,181
BK NEW YORK INC 2.3% DUE 09-11-2019	190,000	189,964	190,559
BK NEW YORK INC MEDIUM TERM SR NTS 2.2 03-04-2019	195,000	194,784	195,591
BNP PARIBAS BNDS 4.25 DUE 10-15-2024	1,225,000	1,221,643	1,213,491
BOSTON PPTYS LTD PARTNERSHIP 3.7 15 NOV 2018	170,000	177,949	176,107
BP CAP MKTS P L C 1.846% DUE 05-05-2017	625,000	625,000	627,993
BSTN PPTYS LTD 4.125% DUE 05-15-2021	1,125,000	1,224,031	1,178,325
BURL NORTHN SANTA 3.05% DUE 09-01-2022	1,150,000	1,181,135	1,148,988
CALIFORNIA ST 5.7% 11-01-2021 BEO TAXABLE	555,000	662,988	650,110
CALIFORNIA ST 6.2% 10-01-2019 BEO TAXABLE	950,000	1,169,146	1,092,291
CAP 1 BK USA NATL 8.8% DUE 07-15-2019	180,000	191,533	214,432
CAP 1 FINL CORP 3.5% DUE 06-15-2023	425,000	395,622	422,402
CAP 1 FINL CORP 4.75% DUE 07-15-2021	750,000	870,195	812,368
CAP 1 FINL CORP 6.75% DUE 09-15-2017	285,000	344,850	305,763
CAP AUTO SER 2013-1CL A-4 .97 DUE 01-22-2018	600,000	599,960	599,497
CCO SAFARI II LLC SR SECD NT 144A 4.908% 23 JUL 2025	650,000	650,000	649,368
CELGENE CORP 3.55% DUE 08-15-2022	100,000	99,729	100,972
CELGENE CORP 3.55% DUE 08-15-2022	305,000	304,173	307,965
CHASE ISSUANCE TR 1.62% DUE 07-15-2020	1,200,000	1,199,672	1,195,920
CHASE ISSUANCE TR 5.16% DUE 04-16-2018	170,000	171,175	170,841
CIGNA CORP 7.65 DUE 03-01-2023	184,000	238,422	223,186

5500 Supplemental Schedules	Account Number 7870
Account name MONSANTO WRAPPED CONSOLIDATED
Schedule of Assets (Held at End of Year)
31-Dec-15

Security Description / Asset ID	Share/Par Value	Historical Cost	Current Value
CITIBANK CR CARD .73% DUE 02-07-2018	140,000	140,038	139,979
CITIGROUP INC 2.15% DUE 07-30-2018	210,000	209,945	209,844
CITIGROUP INC 2.5% DUE 07-29-2019	120,000	119,927	119,819
CITIGROUP INC 3.5% DUE 05-15-2023	135,000	125,203	132,734
CITIGROUP INC 3.875% DUE 10-25-2023	310,000	309,287	320,360
CITIGROUP INC 4.05% DUE 07-30-2022	1,125,000	1,114,277	1,150,723
CMO FEDERAL HOME LN MTG CORP SER 2945 CLBD 5.5% DUE 10-15-2034 REG	104,542	114,948	113,412
CMO GAHR CML MTG TR 2015-NRF P-THRU CTF CL A-FX 144A 3.2349 DUE 12-15-19 BEO	465,000	478,950	472,027
CMO MORGAN STANLEY BAML TRUST SER 2013-C13 CL A-4 FLTG RT 11-15-2046	310,000	319,278	327,656
COCA-COLA FEMSA S 2.375% DUE 11-26-2018	460,000	459,397	459,332
COMCAST CORP NEW 6.3% DUE 11-15-2017	430,000	503,531	467,833
COMERICA INC 2.125 05-23-2019	215,000	215,000	213,495
CONOCOPHILLIPS CO 3.35% DUE 11-15-2024	1,225,000	1,222,832	1,120,282
CONOCOPHILLIPS CO 4.15% DUE 11-15-2034	435,000	434,822	377,121
CONS EDISON CO N Y 5.3% DUE 12-01-2016	475,000	473,651	492,678
CONTL RES INC 5 DUE 09-15-2022	315,000	320,856	232,313
CPL TRANSITION FDG FLTG RT 6.25% DUE 01-15-2017	162,412	168,718	162,746
DAIMLER FIN N AMER 1.125% DUE 03-10-2017	635,000	634,644	630,182
DAIMLER FIN N AMER 2.375% DUE 08-01-2018	515,000	513,723	515,776
DEUTSCHE BK AG 1.35 DUE 05-30-2017	535,000	534,813	531,552
DEVON ENERGY CORP 3.25% DUE 05-15-2022	405,000	402,602	344,265
DEVON ENERGY CORP 5% DUE 06-15-2045	60,000	43,739	45,474
DIRECTV HLDGS LLC 6.375% DUE 03-01-2041	60,000	64,423	64,399
DIRECTV HLDGS/FING 6 DUE 08-15-2040	110,000	112,141	112,566
DOMINION RES INC 1.95% DUE 08-15-2016	170,000	169,959	170,428
DOMINION RES INC 2.5% DUE 12-01-2019	420,000	419,370	418,448
DOMINION RES INC 3.9% DUE 10-01-2025	230,000	229,715	230,239
DOW CHEMICAL CO 3% DUE 11-15-2022	1,450,000	1,442,369	1,388,108
DOW CHEMICAL CO 3% DUE 11-15-2022	825,000	810,695	789,786
DUKE ENERGY 5.1% DUE 04-15-2018	155,000	154,518	166,129
EASTMAN CHEM CO 2.7% DUE 01-15-2020	480,000	478,997	475,259
EATON CORP OHIO 2.75% DUE 11-02-2022	300,000	303,246	290,293
EMD FIN LLC 2.4% DUE 03-19-2020	475,000	474,976	462,388
ENCANA CORP 3.9% DUE 11-15-2021	865,000	864,853	713,991

5500 Supplemental Schedules	Account Number 7870
Account name MONSANTO WRAPPED CONSOLIDATED
Schedule of Assets (Held at End of Year)
31-Dec-15

Security Description / Asset ID	Share/Par Value	Historical Cost	Current Value
ENERGY TRANSFER 4.15% DUE 10-01-2020	605,000	603,965	558,108
ENSCO PLC FORMERLY 4.5% DUE 10-01-2024	315,000	315,966	216,837
ENTERPRISE FLEET 1.38% DUE 09-20-2019	725,000	724,863	722,350
ERP OPER LTD 4.75% DUE 07-15-2020	425,000	467,001	459,077
ERP OPERATING LP 4.625 DUE 12-15-2021 REG	700,000	772,345	759,697
EXELON CORP 2.85% DUE 06-15-2020	600,000	599,886	596,720
EXELON GENERATION CO LLC 4.25 06-15-2022	575,000	600,289	582,587
FEDERAL HOME LN MTG CORP POOL #A22684 5.5% 10-01-2034 BEO	562,197	598,213	628,563
FEDERAL HOME LN MTG CORP POOL #A34054 6%04-01-2035 BEO	111,163	121,445	124,913
FEDERAL HOME LN MTG CORP POOL #A61558 6.5% 10-01-2036 BEO	178,538	194,121	205,284
FEDERAL HOME LN MTG CORP POOL #C91296 5%04-01-2030 BEO	68,821	72,090	75,348
FEDERAL HOME LN MTG CORP POOL #C91402 4%10-01-2031 BEO	545,966	573,776	583,617
FEDERAL HOME LN MTG CORP POOL #C91746 4.5% 12-01-2033 BEO	1,536,949	1,653,901	1,669,162
FEDERAL HOME LN MTG CORP POOL #G01548 7.5% 07-01-2032 BEO	241,948	267,164	295,987
FEDERAL HOME LN MTG CORP POOL #G01777 6%02-01-2035 BEO	1,215,851	1,338,575	1,388,079
FEDERAL HOME LN MTG CORP POOL #G03392 6%10-01-2037 BEO	54,819	58,379	61,831
FEDERAL HOME LN MTG CORP POOL #G05903 5.5% 03-01-2040 BEO	307,997	330,733	346,067
FEDERAL HOME LN MTG CORP POOL #G08587 4.5% 05-01-2044 BEO	401,845	435,750	433,876
FEDERAL HOME LN MTG CORP POOL #G60153 4.5% 10-01-2044 BEO	1,661,940	1,803,335	1,793,912
FEDERAL HOME LN MTG CORP POOL #J12899 4%09-01-2025 BEO	567,534	600,167	599,318
FEDERAL HOME LN MTG CORP POOL #J17720 3%01-01-2027 BEO	200,920	209,396	207,261
FEDERAL HOME LN MTG CORP POOL #J18087 3%03-01-2027 BEO	163,572	170,753	168,875
FEDERAL HOME LN MTG CORP POOL #Q20773 4%08-01-2043 BEO	879,031	919,961	932,427
FEDERAL HOME LN MTG CORP POOL #Q2-8481 3.5% 09-01-2044 BEO	4,966,849	5,154,658	5,122,307
FEDERAL NATL MTG ASSN GTD MTG POOL #AH5817 4.5% 02-01-2041 BEO	459,791	494,994	500,078
FEDERAL NATL MTG ASSN GTD MTG POOL #AJ4098 4% DUE 10-01-2026 BEO	1,360,199	1,464,339	1,428,307
FEDERAL NATL MTG ASSN GTD MTG POOL #AJ6972 4% 11-01-2026 BEO	120,055	129,584	127,204
FEDERAL NATL MTG ASSN GTD MTG POOL #AL0475 5.5% 03-01-2035 BEO	527,726	578,024	593,558
FEDERAL NATL MTG ASSN GTD MTG POOL #AL3598 6% 07-01-2039 BEO	769,669	852,408	875,473
FEDERAL NATL MTG ASSN GTD MTG POOL #AL5109 5.5% 10-01-2038 BEO	1,007,825	1,113,490	1,131,207
FEDERAL NATL MTG ASSN GTD MTG POOL #AL5635 3.019% 09-01-2020 BEO	198,044	206,523	207,089
FEDERAL NATL MTG ASSN GTD MTG POOL #AL5861 4.5% 01-01-2031 BEO	454,104	494,547	492,925
FEDERAL NATL MTG ASSN GTD MTG POOL #AL5957 4% 05-01-2027 BEO	513,693	551,979	544,765
FEDERAL NATL MTG ASSN GTD MTG POOL #AL6132 4.5% 03-01-2029 BEO	1,601,707	1,736,350	1,721,511

5500 Supplemental Schedules	Account Number 7870
Account name MONSANTO WRAPPED CONSOLIDATED
Schedule of Assets (Held at End of Year)
31-Dec-15

Security Description / Asset ID	Share/Par Value	Historical Cost	Current Value
FHLMC GOLD G03323 6 08-01-2037	201,562	214,778	227,711
FHLMC GOLD G0-7338 6 10-01-2038	201,127	220,360	228,948
FHLMC GOLD POOL #J11208 5 11-01-2024	415,178	437,753	446,169
FHLMC GOLD POOL Q32971 3.5% 04-01-2045	2,334,786	2,400,451	2,407,953
FHLMC GOLD Q02881 5 08-01-2041	217,233	243,301	242,418
FHLMC GOLD Q06616 3.5% DUE 03-01-2042	1,325,696	1,420,980	1,365,766
FHLMC GOLD SINGLE FAMILY 4% 30 YEARS SETTLES JANUARY	4,115,000	4,340,593	4,347,033
FHLMC GOLD SINGLE FAMILY 4.5 30 YEARS SETTLES JAN	880,000	947,788	947,980
FHLMC MULTICLASS SER 2080 CL 2080-PJ 6.508-15-2028	202,285	210,557	223,909
FHLMC MULTICLASS SER 2926 CL EW 5 01-15-2025	1,321,625	1,443,876	1,425,323
FHLMC POOL #84-8209 FLTG RT 11-01-2036	342,131	367,951	363,986
FIN CORP PRIN FICO STRIPS SER 1 REP PRINPMT 5-11-18 CPN 10 BD DUE 2018 REG	905,000	842,265	876,675
FING CORP PRIN FICO STRIPS PRINPMT ON9.817FIN CP DUE 11-30-2017 REG	3,486,000	2,800,738	3,403,866
FNMA .875 12-20-2017	2,165,000	2,155,366	2,154,612
FNMA POOL #254485 7% DUE 11-01-2031 REG	11,896	12,419	13,397
FNMA POOL #256939 7% 10-01-2037 BEO	164,643	186,252	187,726
FNMA POOL #257135 5.5% 03-01-2038 BEO	787,045	843,122	851,070
FNMA POOL #323979 6.5% DUE 04-01-2029 REG	7,301	7,533	8,344
FNMA POOL #407591 6.5% DUE 12-01-2027 REG	45,333	46,671	51,809
FNMA POOL #759385 ADJ RT DUE 01-01-2034 BEO	283,678	288,524	301,962
FNMA POOL #771060 6.5% 02-01-2033 BEO	526,674	578,683	621,446
FNMA POOL #880993 6% 01-01-2022 BEO	112,663	122,124	120,921
FNMA POOL #888367 7% 03-01-2037 BEO	984,844	1,114,105	1,139,507
FNMA POOL #890229 5% 07-01-2025 BEO	815,826	890,525	858,733
FNMA POOL #909207 6.5% 07-01-2023 BEO	341,121	378,461	370,820
FNMA POOL #922228 6.5% DUE 12-01-2036 REG	32,765	33,472	39,047
FNMA POOL #931279 4% 06-01-2024 BEO	714,157	762,809	756,019
FNMA POOL #AA9188 5% 08-01-2039 BEO	417,256	433,946	467,144
FNMA POOL #AB2083 4% 01-01-2041 BEO	550,084	556,573	583,599
FNMA POOL #AB2172 4% 02-01-2041 BEO	776,354	785,027	825,610
FNMA POOL #AB5248 3% 05-01-2042 BEO	829,064	863,457	832,641
FNMA POOL #AC0607 5% 12-01-2039 BEO	115,739	130,785	127,311
FNMA POOL #AC3295 5% 10-01-2024 BEO	274,117	292,063	294,808
FNMA POOL #AD0110 5.5% 04-01-2036 BEO	1,077,359	1,149,745	1,223,304

5500 Supplemental Schedules	Account Number 7870
Account name MONSANTO WRAPPED CONSOLIDATED
Schedule of Assets (Held at End of Year)
31-Dec-15

Security Description / Asset ID	Share/Par Value	Historical Cost	Current Value
FNMA POOL #AD0495 5.5% 02-01-2035 BEO	828,416	907,374	930,280
FNMA POOL #AD4384 5.5% 05-01-2040 BEO	140,996	151,901	157,125
FNMA POOL #AD4941 6% 06-01-2040 BEO	113,984	123,708	128,978
FNMA POOL #AD5541 5% 05-01-2030 BEO	90,481	94,963	100,053
FNMA POOL #AD5542 5% 05-01-2030 BEO	87,272	91,640	96,532
FNMA POOL #AD6448 5% 05-01-2040 BEO	77,558	87,641	85,330
FNMA POOL #AD7112 5.5% 07-01-2040 BEO	272,709	294,696	304,353
FNMA POOL #AD8676 5% 07-01-2040 BEO	1,084,097	1,146,094	1,214,028
FNMA POOL #AD9321 5% 08-01-2040 BEO	886,244	941,496	983,505
FNMA POOL #AE0178 6% 08-01-2024 BEO	92,640	101,267	101,885
FNMA POOL #AE4273 5% 09-01-2040 BEO	986,452	1,051,188	1,091,845
FNMA POOL #AN0407 3% 12-01-2025 BEO	400,000	401,625	400,286
FNMA POOL #AN0515 2.99% 01-01-2026 BEO	435,000	437,447	436,409
FNMA POOL #AO1770 4% 04-01-2037 BEO	483,039	517,456	512,440
FNMA POOL #AO3244 3.5% DUE 08-01-2032 BEO	651,898	698,447	681,611
FNMA POOL #AQ3298 3% 10-01-2042 BEO	928,259	979,023	932,422
FNMA POOL #AR8240 3% 04-01-2043 BEO	1,365,588	1,378,924	1,368,551
FNMA POOL #AR9199 3 DUE 03-01-2043	2,805,057	2,862,911	2,811,351
FNMA POOL #AS0564 4.5% 09-01-2043 BEO	837,126	902,527	907,381
FNMA POOL #AS2276 4.5% 04-01-2044 BEO	2,192,257	2,382,025	2,368,991
FNMA POOL #AS6154 3% 11-01-2030 BEO	2,206,783	2,287,123	2,276,166
FNMA POOL #AU7305 4% 08-01-2043 BEO	601,068	629,618	638,630
FNMA POOL #AY5229 3% 05-01-2030 BEO	1,154,452	1,201,352	1,190,426
FNMA POOL #AY9308 3.5% 05-01-2030 BEO	320,475	338,601	336,611
FNMA POOL #MA0193 5.5% 08-01-2024 BEO	550,301	584,780	600,141
FNMA POOL #MA0200 4.5% 10-01-2029 BEO	1,780,567	1,911,606	1,923,061
FNMA POOL #MA0232 4.5% 11-01-2029 BEO	253,706	272,377	274,009
FNMA POOL #MA0634 4.5% 01-01-2031 BEO	102,664	111,262	111,519
FNMA POOL #MA0878 4% DUE 10-01-2031 REG	1,620,681	1,707,792	1,733,846
FNMA POOL #MA1630 4% 10-01-2033 BEO	1,223,679	1,309,337	1,309,034
FNMA POOL #MA2141 4% 01-01-2035 BEO	1,120,790	1,207,651	1,198,026
FNMA REMIC SER 2007-117 CL-MD 5.5 07-25-2037	505,508	532,047	552,293
FNMA REMIC SER 2014-M13 CLS ASQ2 1.637% 11-25-2017	267,081	269,746	267,925
FNMA REMIC TR 2002-W7 CL-A4 6 06-25-2029	1,273,156	1,424,343	1,380,202

5500 Supplemental Schedules	Account Number 7870
Account name MONSANTO WRAPPED CONSOLIDATED
Schedule of Assets (Held at End of Year)
31-Dec-15

Security Description / Asset ID	Share/Par Value	Historical Cost	Current Value
FNMA REMIC TR 2009-30 CL-AD 6.5 04-25-2039	186,630	202,785	193,817
FNMA SINGLE FAMILY MORTGAGE 4% 30 YEARS SETTLES JANUARY	22,790,000	24,148,594	24,115,740
FNMA TRANCHE 540 1.875 09-18-2018	3,685,000	3,752,284	3,736,601
FORD CR AUTO OWNER 1.06% DUE 05-15-2019	930,000	929,863	927,798
FORD CR AUTO OWNER 1.28% DUE 09-15-2019	640,000	639,949	638,967
FORD CR AUTO OWNER 2.26% DUE 11-15-2025	850,000	849,788	856,857
FORD CR AUTO OWNER 2.26% DUE 11-15-2025	710,000	709,823	715,728
FORD CR FLOORPLAN MASTER OWNER SER 2014-4 CL A1 1.4 08-15-2019	670,000	669,808	666,978
FORD CR FLOORPLAN MASTER OWNER TR A 2013-5 CL A-1 .85 DUE 09-15-2018	365,000	364,922	365,597
FORD MTR CR CO LLC 2.597% DUE 11-04-2019	500,000	500,000	490,919
FORD MTR CR CO LLC 3.219% DUE 01-09-2022	325,000	325,000	318,094
FORD MTR CR CO LLC FLTG RT 1.46235% DUE 03-12-2019	1,005,000	1,005,000	983,815
FREDDIE MAC GOLD POOL?3.5% 10-01-2045	1,195,257	1,234,476	1,232,863
FUT MAR 16 10 YR T-NOTES	9	1,136,813	1,133,156
FUT MAR 16 5 YR T NOTE	145	17,190,430	17,156,445
FUT MAR 16 CBT UL T-BONDS	33	5,198,432	5,236,688
FUT MAR 16 U.S. T-BONDS	(124)	(19,010,508)	(19,065,000)
FUT MAR 16 US 2YR T-NOTE	(267)	(58,088,627)	(58,001,578)
GEN ELEC CAP CORP 5.3% DUE 02-11-2021	227,000	237,827	255,970
GEN ELEC CAP CORP MEDIUM TERM NTS BO TRANCHE # TR 00849 4.65 DUE 10-17-2021	387,000	441,706	428,474
GENERAL ELEC CAP CORP FLT RT DUE 01-14-2019 REG	600,000	600,000	599,239
GENERAL ELEC CO 2.7 DUE 10-09-2022 REG	230,000	229,460	229,036
GIC METLIFE CONTRACT # METLIFE SA 698 RATE 00.0000% MAT 00/00/0000	1,325,092	122,457,555	138,723,180
GILEAD SCIENCES 2.55% DUE 09-01-2020	285,000	284,487	284,892
GILEAD SCIENCES 3.25% DUE 09-01-2022	265,000	264,626	266,836
GILEAD SCIENCES 3.65% DUE 03-01-2026	485,000	483,041	489,112
GILEAD SCIENCES 3.7% DUE 04-01-2024	550,000	549,115	563,375
GM FINL AUTOMOBILE 1.73% DUE 06-20-2019	700,000	699,908	695,840
GNMA II JUMBOS 4.5% 30 YEARS SETTLES JANUARY	2,460,000	2,644,884	2,642,963
GNMA POOL #706848 5.5% 05-15-2040 BEO	765,029	827,187	875,413
GNMA POOL #781232 6.5% 12-15-2023 BEO	78,347	89,524	89,640
GNMA POOL #MA3243 3% 11-20-2045 BEO	458,986	465,476	465,834
GOLDMAN SACHS 5.75% DUE 01-24-2022	305,000	304,588	346,852
GOLDMAN SACHS GROUP INC 2.75% DUE 09-15-2020	135,000	134,725	134,911

5500 Supplemental Schedules	Account Number 7870
Account name MONSANTO WRAPPED CONSOLIDATED
Schedule of Assets (Held at End of Year)
31-Dec-15

Security Description / Asset ID	Share/Par Value	Historical Cost	Current Value
GOLDMAN SACHS GROUP INC 7.5 02-15-2019 MTN1	1,160,000	1,362,350	1,327,343
GOLDMAN SACHS GROUP INC MEDIUM TERM NTS TRANCHE # TR 00590 VAR RT DUE 11-15-2018	650,000	653,101	652,640
GOLDMAN SACHS GROUP INC VAR RT 11-29-2023	615,000	615,000	620,458
HALLIBURTON CO 3.375% DUE 11-15-2022	600,000	599,507	590,480
HLTH CARE REIT INC 2.25% DUE 03-15-2018	245,000	243,777	244,780
HSBC BANK USA NA 4.875 DUE 08-24-2020 BEO	1,200,000	1,256,520	1,310,098
HSBC FIN CORP 6.676% DUE 01-15-2021	755,000	763,109	866,495
HSBC HLDGS PLC 4 DUE 03-30-2022	440,000	464,943	461,897
HSBC HOLDINGS PLC 5.1 DUE 04-05-2021	200,000	235,890	222,352
HUMANA INC 2.625% DUE 10-01-2019	280,000	279,986	280,708
ILLINOIS ST 5.365% 03-01-2017 BEO TAXABLE	425,000	475,575	439,896
ILLINOIS ST 5.65% 03-01-2020 BEO TAXABLE	45,000	46,350	47,715
ILLINOIS ST 5.727% 04-01-2020 BEO TAXABLE	230,000	238,227	244,352
INTL PAPER CO 5% DUE 09-15-2035	465,000	461,694	461,103
J P MORGAN CHASE 2.9599% DUE 04-15-2046	1,140,000	1,174,191	1,122,160
J P MORGAN CHASE 4.1664% DUE 12-15-2046	900,000	926,993	956,556
JPMORGAN CHASE & 3.375% DUE 05-01-2023	625,000	622,210	614,261
JPMORGAN CHASE & 4.35% DUE 08-15-2021	485,000	482,672	516,153
JPMORGAN CHASE & 4.4% DUE 07-22-2020	530,000	528,437	565,711
JPMORGAN CHASE & 6.3% DUE 04-23-2019	290,000	320,589	325,177
JPMORGAN CHASE & CO FORMERLY J P MORGAN 6 DUE 01-15-2018 BEO	420,000	413,574	453,626
JPMORGAN CHASE & FIXED 2.25% DUE 01-23-2020	690,000	689,284	678,809
JPMORGAN CHASE BK N A NEW YORK N Y FORME6 DUE 10-01-2017	1,210,000	1,342,701	1,293,684
KINDER MORGAN 3.45% DUE 02-15-2023	750,000	673,358	622,846
KINDER MORGAN 3.5 DUE 03-01-2021	415,000	412,900	371,374
KINDER MORGAN 4.15% DUE 02-01-2024	700,000	720,153	603,959
KINDER MORGAN 6.85% DUE 02-15-2020	400,000	446,676	413,729
KINDER MORGAN ENERGY PARTNERS L P 3.5 DUE 09-01-2023	340,000	318,923	281,899
KINDER MORGAN INC 4.3% DUE 06-01-2025	630,000	627,467	544,324
KINDER MORGAN INC 4.3% DUE 06-01-2025	200,000	199,196	172,801
KROGER CO 2.95% DUE 11-01-2021	235,000	234,925	232,599
LLOYDS BKG GROUP 4.5% DUE 11-04-2024	600,000	600,945	609,076
LOCKHEED MARTIN 3.35 DUE 09-15-2021	580,000	578,434	594,171
LOCKHEED MARTIN 3.55% DUE 01-15-2026	635,000	630,098	637,235

5500 Supplemental Schedules	Account Number 7870
Account name MONSANTO WRAPPED CONSOLIDATED
Schedule of Assets (Held at End of Year)
31-Dec-15

Security Description / Asset ID	Share/Par Value	Historical Cost	Current Value
LYONDELLBASELL 5% DUE 04-15-2019	580,000	626,325	617,003
MAY DEPT STORES CO 6.65% DUE 07-15-2024	1,450,000	1,816,850	1,633,390
MEDTRONIC INC 3.15% DUE 03-15-2022	915,000	913,088	924,989
MEDTRONIC INC 3.5% DUE 03-15-2025 REG	1,200,000	1,192,277	1,209,804
MEDTRONIC INC 3.5% DUE 03-15-2025 REG	625,000	619,013	630,106
MERRILL LYNCH & CO INC MEDIUM TERM NTS BTRANCHE # TR 00677 6.875% DUE 04-25-2018	105,000	104,180	115,842
METLIFE INC FIXED 2.463% DUE 12-15-2017	495,000	496,511	497,912
MICROSOFT CORP 3.5% DUE 02-12-2035	565,000	558,503	522,198
MONDELEZ INTL INC 4 DUE 02-01-2024	440,000	439,525	453,550
MORGAN STANLEY 3.75% DUE 02-25-2023	180,000	178,898	184,368
MORGAN STANLEY 3.875% DUE 04-29-2024	605,000	599,700	616,724
MORGAN STANLEY 4% DUE 07-23-2025	105,000	104,914	108,126
MORGAN STANLEY 5.5% DUE 01-26-2020	350,000	354,694	385,319
MOSAIC CO NEW 4.25% DUE 11-15-2023	395,000	394,171	391,218
NEVADA PWR CO 7.125% DUE 03-15-2019	140,000	139,845	160,119
NEW JERSEY ECONOMIC DEV AUTH REV 4.447% 06-15-2020 BEO TAXABLE	605,000	605,000	602,501
NISOURCE FIN CORP 5.45% DUE 09-15-2020	180,000	203,175	197,321
NISOURCE FIN CORP 6.125% DUE 03-01-2022	300,000	311,874	343,389
NORTHROP GRUMMAN 1.75% DUE 06-01-2018	1,155,000	1,151,812	1,144,702
NTGI COLLECTIVE GOVERNMENT SHORT TERM INVESTMENT FUND	8,803,673	8,803,673	8,803,673
NTGI COLLECTIVE GOVERNMENT SHORT TERM INVESTMENT FUND	1	1	1
NTGI COLLECTIVE GOVERNMENT SHORT TERM INVESTMENT FUND	2,392,263	2,392,263	2,392,263
NTGI COLLECTIVE GOVERNMENT SHORT TERM INVESTMENT FUND	26,800,148	26,800,148	26,800,148
ORACLE CORP 2.25% DUE 10-08-2019	90,000	89,899	90,939
ORACLE CORP 3.9% DUE 05-15-2035	750,000	744,938	703,203
PAC GAS & ELEC CO 8.25% DUE 10-15-2018	775,000	1,004,547	900,756
PACIFICORP 2.95% DUE 06-01-2023	890,000	887,330	888,273
PARKER-HANNIFIN FIXED 3.3% DUE 11-21-2024	290,000	289,362	292,495
PECO ENERGY CO 4.15% DUE 10-01-2044	375,000	373,714	368,588
Pending trade purchases: United States dollar	—	(29,445,481)	(29,445,481)
Pending trade purchases: United States dollar	—	(13,368,201)	(13,368,201)
Pending trade sales: United States dollar	—	5,234,518	5,234,518
PERRIGO FIN PLC 3.5% DUE 12-15-2021	200,000	199,874	194,398
PETROBRAS GLOBAL 4.375% DUE 05-20-2023	625,000	619,820	412,500

5500 Supplemental Schedules	Account Number 7870
Account name MONSANTO WRAPPED CONSOLIDATED
Schedule of Assets (Held at End of Year)
31-Dec-15

Security Description / Asset ID	Share/Par Value	Historical Cost	Current Value
PETROBRAS INTL FIN 3.875% DUE 01-27-2016	600,000	614,906	597,600
PETROBRAS INTL FIN 5.375% DUE 01-27-2021	375,000	397,926	279,375
PETROLEOS 3.5% DUE 07-18-2018	300,000	304,875	297,681
PETROLEOS 4.875% DUE 01-18-2024	750,000	745,898	699,375
PETROLEOS MEXICANOS 144A TRANCHE # TR 00028 4.5% DUE 01-23-2026 REG	1,100,000	1,098,020	966,350
PNC BK N A CORP BD 2.2 DUE 01-28-2019	300,000	303,069	300,980
PNC BK N A PITT PA 2.25% DUE 07-02-2019	375,000	373,830	376,665
PNC BK N A PITT PA 2.4% DUE 10-18-2019	470,000	469,657	471,822
PVTPL BAE SYS PLC NT 144A 4.75% DUE 10-11-2021 BEO	830,000	829,153	883,407
PVTPL BAXALTA INC 3.6% DUE 06-23-2022 BEO	620,000	620,231	619,834
PVTPL BAYER US FINANCE LLC 2.375% DUE 10-08-2019 BEO	655,000	652,000	655,411
PVTPL BG ENERGY CAP PLC GTD NT 144A 4% DUE 10-15-2021 BEO	560,000	555,576	581,172
PVTPL CHASE ISSUANCE TR CHASESERIES 2013-8 NT CL A 1.01% DUE 10-15-2018 REG	2,100,000	2,102,049	2,098,121
PVTPL CMO EXTENDED STAY AMER TR 2013-ESHCL A-1-7 2.2952 DUE 12-05-2031 BEO	1,300,000	1,296,746	1,296,490
PVTPL CMO HILTON USA TR 2013-HLT CL AFX 2.6621 DUE 11-05-2030 BEO	735,000	734,999	735,551
PVTPL DEUTSCHE TELEKOM INTL FIN B V NT 2.25 DUE 03-06-2017	595,000	591,650	598,705
PVTPL EMD FIN LLC GTD NT 144A 1.7% DUE 03-19-2018 BEO	410,000	409,930	406,089
PVTPL EXELON CORP NT 144A 3.95% DUE 06-15-2025/06-11-2015 BEO	350,000	349,283	349,535
PVTPL FORD CR AUTO OWNER TR 2015-REV1 2.12%DUE 07-15-2026 BEO	665,000	664,763	656,613
PVTPL FORD CR AUTO OWNER TR 2015-REV1 2.12%DUE 07-15-2026 BEO	600,000	598,617	592,433
PVTPL GE CAP INTL FDG CO MEDIUM TERM NTSBOOK TR 00126 2.342 11-15-20 BEO	1,097,000	1,098,357	1,087,851
PVTPL GE CAP INTL FDG CO MEDIUM TERM NTSBOOK TR 00126 2.342 11-15-20 BEO	654,000	589,362	648,546
PVTPL HEINZ H J CO SR NT 144A 3.5% DUE 07-15-2022/07-02-2015 BEO	335,000	334,209	337,310
PVTPL HEINZ H J CO SR NT 144A 3.95% DUE 07-15-2025/07-02-2015 BEO	310,000	309,276	312,886
PVTPL HEWLETT PACKARD ENTERPRISE CO 144A3.6% DUE 10-15-2020/10-09-2015 BEO	1,000,000	999,720	1,002,295
PVTPL HEWLETT PACKARD ENTERPRISE CO 4.4%DUE 10-15-2022/10-09-2015 BEO	345,000	344,209	343,678
PVTPL NY LIFE GLOBAL FDG MEDIUM TERM NTSTRANCHE # TR 00039 2.1 DUE 01-02-2019	735,000	734,155	735,960
PVTPL OMEGA HEALTHCARE INVS INC 5.25% 01-15-2026	265,000	264,250	270,495
PVTPL SABMILLER HLDGS INC 3.75 DUE 01-15-2022	245,000	243,829	251,979
PVTPL SIEMENS FINANCIERINGSMAATSCHAPPIJ N V NT 2.9% DUE 05-27-2022 BEO	800,000	800,000	799,682
PVTPL TSMC GLOBAL LTD 1.625 DUE 04-03-2018	580,000	579,611	568,473
REED ELSEVIER CAP INC 3.125 DUE 10-15-2022	295,000	303,870	286,483
REGENCY CTRS L P 5.875% DUE 06-15-2017	52,000	51,754	54,835

5500 Supplemental Schedules	Account Number 7870
Account name MONSANTO WRAPPED CONSOLIDATED
Schedule of Assets (Held at End of Year)
31-Dec-15

Security Description / Asset ID	Share/Par Value	Historical Cost	Current Value
REPUBLICA ORIENT URUGUAY 4.5% 08-14-2024	110,000	118,331	111,650
REPUBLICA ORIENTAL DEL URUGUAY BD 4.375%DUE 10-27-2027 REG	190,000	188,366	186,675
REYNOLDS AMERICAN INC 4.85 DUE 09-15-2023 REG	785,000	784,388	839,159
REYNOLDS AMERN INC 3.75% DUE 05-20-2023	490,000	479,247	488,876
RIO TINTO FIN USA LTD 9 DUE 05-01-2019	245,000	305,503	286,016
ROGERS 4.1% DUE 10-01-2023	290,000	289,458	298,809
RSB BONDCO LLC 5.82% DUE 06-28-2019	495,000	569,637	512,038
SANTANDER DR AUTO 1.27% DUE 02-15-2019	750,000	749,897	747,467
SCHLUMBERGER HLDGS CORP 144A 3.0% 12-21-2020 BEO	835,000	833,113	824,213
SHELL INTL FIN B V 4.125% DUE 05-11-2035	920,000	912,327	878,165
SIMON PPTY GROUP L P 3.5% DUE 09-01-2025	300,000	298,062	303,729
SLM CORP 6 25 JAN 2017	575,000	622,438	589,375
SLM CORP TRANCHE # TR 00109 4.625 09-25-2017	300,000	311,250	295,500
SLM STUDENT LN TR 2006 6 CL A 10-25-2022BEO	43,777	43,606	43,752
SLM STUDENT LN TR 2006-10 CL A-4 FLT RT 07-25-2023/01-25-2016 BEO	2,228	2,223	2,226
SMALL BUSINESS ADMIN GTD DEV PARTN CTF 4.92 DUE 10-01-2023/04-01-2007 REG	194,122	207,710	208,799
SMALL BUSINESS ADMIN GTD DEV PARTN CTF SBA 04-20C CL 1 4.34% DUE 03-01-2024 REG	285,428	302,197	298,694
SOUTHN CAL EDISON 5.5% DUE 08-15-2018	250,000	305,010	272,376
SPECTRA ENERGY 2.95 DUE 09-25-2018	70,000	69,880	68,779
SPECTRA ENERGY 2.95% DUE 06-15-2016	290,000	295,388	291,049
SPECTRA ENERGY 4.75 DUE 03-15-2024	110,000	112,248	106,554
ST STR CORP 3.7 DUE 11-20-2023	1,425,000	1,421,580	1,482,745
STATOIL ASA 3.7% DUE 03-01-2024	230,000	240,679	233,022
SYNCHRONY FINL 3.75% DUE 08-15-2021	280,000	280,267	279,694
TALISMAN ENERGY 3.75% DUE 02-01-2021	230,000	230,751	208,539
THERMO FISHER 3.3% DUE 02-15-2022	130,000	129,988	129,681
THERMO FISHER SCIENTIFIC INC 2.4 DUE 02-01-2019 REG	370,000	369,245	369,838
TIME WARNER CABLE 7.3% DUE 07-01-2038	215,000	247,039	233,094
TIME WARNER CABLE 8.75% DUE 02-14-2019	500,000	596,330	580,027
TIME WARNER CABLE INC 8.25 DUE 04-01-2019 REG	375,000	486,518	430,613
TIME WARNER INC 3.55% DUE 06-01-2024	370,000	369,660	363,060
TIME WARNER INC NEW NT 4.75 DUE 03-29-2021	750,000	829,591	806,168
TIME WARNER NEW 4.7 DUE 01-15-2021	1,575,000	1,810,856	1,695,110
TOTAL CAP INTL 2.75% DUE 06-19-2021	585,000	583,894	582,745

5500 Supplemental Schedules	Account Number 7870
Account name MONSANTO WRAPPED CONSOLIDATED
Schedule of Assets (Held at End of Year)
31-Dec-15

Security Description / Asset ID	Share/Par Value	Historical Cost	Current Value
TOYOTA AUTO .4% DUE 12-15-2016	33,278	33,275	33,269
TRANSCANADA 3.75% DUE 10-16-2023	305,000	303,082	300,158
TXU ELEC DELIVERY 5.29% DUE 05-15-2018	283,899	309,095	288,260
U S BK NATL ASSN FIXED 2.125% DUE 10-28-2019	335,000	334,699	334,746
UNION PAC CORP 4.163% DUE 07-15-2022	150,000	171,968	162,187
UNION PACIFIC CORP 3.646 DUE 02-15-2024 BEO	971,000	1,326,785	1,013,571
UNITED STATES OF AMER TREAS BONDS DTD 02/15/2015 2.5% DUE 02-15-2045 REG	6,390,000	5,819,434	5,733,281
UNITED STATES TREAS BDS 00245 2.875% DUE 08-15-2045 REG	2,450,000	2,416,046	2,379,467
UNITED STATES TREAS BDS 2.875 DUE DUE 05-15-2043	1,005,000	850,507	979,875
UNITED STATES TREAS BDS 3% DUE 11-15-2044 REG	2,300,000	2,538,499	2,291,644
UNITED STATES TREAS BDS 3% DUE 05-1 5-2045	5,420,000	5,429,909	5,395,231
UNITED STATES TREAS BILLS 0% 01-07-2016	7,990,000	7,989,982	7,989,968
UNITED STATES TREAS NTS .375% DUE 02-15-2016 REG	3,400,000	3,404,145	3,400,000
UNITED STATES TREAS NTS .75 DUE 01-15-2017 REG	2,295,000	2,293,698	2,292,939
UNITED STATES TREAS NTS .875 DUE 11-30-2016	4,685,000	4,690,490	4,687,745
UNITED STATES TREAS NTS 1.625% DUE 07-31-2020 REG	6,135,000	6,182,622	6,105,761
UNITED STATES TREAS NTS 1.625% DUE 11-30-2020 REG	8,000,000	7,965,313	7,952,496
UNITED STATES TREAS NTS DTD 00392 1.375%DUE 02-28-2019 REG	845,000	845,551	844,439
UNITED STATES TREAS NTS DTD 00424 1% DUE09-30-2019 REG	665,000	653,363	651,024
UNITED STATES TREAS NTS DTD 00438 1.125%DUE 12-31-2019 REG	1,080,000	1,064,470	1,059,497
UNITED STATES TREAS NTS DTD 02/15/2015 2% DUE 02-15-2025 REG	690,000	687,089	674,502
UNITED STATES TREAS NTS DTD 04/30/2015 FLTG RATE .3141457% DUE 04-30-2017 REG	1,130,000	1,130,078	1,129,004
UNITED STATES TREAS NTS DTD 05/31/2014 .375% DUE 05-31-2016 REG	5,500,000	5,504,824	5,497,850
UNITED STATES TREAS NTS DTD 05/31/2014 1.5% DUE 05-31-2019 REG	1,600,000	1,586,625	1,601,501
UNITED STATES TREAS NTS DTD 06/30/2015 1.625% DUE 06-30-2020 REG	3,825,000	3,864,628	3,809,310
UNITED STATES TREAS NTS DTD 07/31/2014 1.625% DUE 07-31-2019 REG	1,495,000	1,502,801	1,500,198
UNITED STATES TREAS NTS DTD 07/31/2015 FLTG RATE .3171457% DUE 07-31-2017 REG	4,860,000	4,852,127	4,852,146
UNITED STATES TREAS NTS DTD 08/15/2014 .875% DUE 08-15-2017 REG	13,320,000	13,295,828	13,290,336
UNITED STATES TREAS NTS DTD 08/31/2014 1.625% DUE 08-31-2019 REG	4,220,000	4,231,733	4,232,035
UNITED STATES TREAS NTS DTD 09/30/2014 1.75% DUE 09-30-2019 REG	9,580,000	9,696,339	9,644,742
UNITED STATES TREAS NTS DTD 10/15/2013 .625% DUE 10-15-2016 REG	3,800,000	3,808,859	3,796,436
UNITED STATES TREAS NTS DTD 11/30/2014 1.5% DUE 11-30-2019 REG	11,260,000	11,263,909	11,215,140
UNITED STATES TREAS NTS DTD 12/31/2011 .875% DUE 12-31-2016 REG	2,950,000	2,953,111	2,951,844
UNITED STATES TREAS NTS DTD 12/31/2014 1.625% DUE 12-31-2019 REG	11,775,000	11,827,490	11,775,459
UNITED STATES TREAS NTS NT 3.625% DUE 08-15-2019 REG	2,230,000	2,433,769	2,394,289
UNITEDHEALTH GROUP 2.7% DUE 07-15-2020	900,000	899,460	909,429
UNITEDHEALTH GROUP 2.875% DUE 12-15-2021	400,000	399,568	405,548

5500 Supplemental Schedules	Account Number 7870
Account name MONSANTO WRAPPED CONSOLIDATED
Schedule of Assets (Held at End of Year)
31-Dec-15

Security Description / Asset ID	Share/Par Value	Historical Cost	Current Value
UNITEDHEALTH GROUP INC 2.875 DUE 03-15-2022 REG	300,000	301,251	299,615
US TREAS BDS USD1000 7.25 DUE 05-15-2016REG	770,000	796,085	788,649
US TREAS NTS .875 DUE 01-31-2017 REG	3,280,000	3,282,197	3,280,256
US TREAS NTS DTD 1.625 DUE 03-31-2019 REG	520,000	524,139	523,250
US TREAS NTS INDEX LINKED 1.625 DUE 01-15-2018 REG	5,130,000	6,030,321	6,006,319
UTD STATES TREAS .625% DUE 11-15-2016	1,845,000	1,842,694	1,842,550
UTD STATES TREAS .625% DUE 12-31-2016	4,500,000	4,517,754	4,492,440
UTD STATES TREAS .75% DUE 03-15-2017	905,000	903,657	903,692
UTD STATES TREAS 1.375% DUE 09-30-2020	4,000,000	3,961,955	3,930,936
UTD STATES TREAS 1.50 DUE 06-30-2016	1,645,000	1,652,968	1,652,582
UTD STATES TREAS 1.625% DUE 04-30-2019	715,000	720,370	719,161
UTD STATES TREAS 1.625% DUE 06-30-2019	1,725,000	1,742,672	1,732,749
UTD STATES TREAS 1.75% DUE 09-30-2022	200,000	197,096	196,031
UTD STATES TREAS 2.125% DUE 05-15-2025	4,060,000	4,028,387	4,007,029
UTD STATES TREAS 2.125% DUE 06-30-2022	2,395,000	2,417,827	2,407,349
VERIZON COMMUNICATIONS 4.522% 09-15-2048	1,200,000	925,029	1,073,156
VERIZON COMMUNICATIONS 5.15 BDS DUE 09-15-2023 USD2000 REG	2,100,000	2,093,196	2,308,585
VERIZON COMMUNICATIONS 5.15 BDS DUE 09-15-2023 USD2000 REG	275,000	294,249	302,315
VERIZON COMMUNICATIONS 6.4 NTS DUE 09-15-2033 USD REG	74,000	73,926	84,307
VISA INC 2.8% DUE 12-14-2022	815,000	813,867	818,368
VODAFONE GROUP PLC NEW 2.95 DUE 02-19-2023	495,000	492,708	463,859
WALGREENS BOOTS 3.3% DUE 11-18-2021	500,000	498,635	490,363
WALGREENS BOOTS FIXED 3.8% DUE 11-18-2024	545,000	534,653	528,742
WASTE MGMT INC DEL 4.75% DUE 06-30-2020	275,000	279,573	298,069
WASTE MGMT INC DEL 6.1% DUE 03-15-2018	190,000	217,126	207,104
WELLPOINT INC 2.3% DUE 07-15-2018	410,000	416,229	409,227
WELLS FARGO & CO NEW MEDIUM TERM SR NTS 3 DUE 01-22-2021	665,000	663,876	672,287
WELLS FARGO & CO NEW MEDIUM TERM SR NTS TRANCHE # TR 00155 4.3% DUE 07-22-2027	445,000	443,309	454,583
WELLS FARGO & CO TRANCHE # SR 00129 3.45DUE 02-13-2023	600,000	593,100	601,414
WELLS FARGO & COMPANY 2.125 04-22-2019	220,000	219,534	220,266
WFRBS COML MTG TR 3.337% DUE 06-15-2046	910,000	937,269	918,587
WILLIAMS PARTNERS 3.35 DUE 08-15-2022	355,000	354,911	269,466
WILLIAMS PARTNERS 4% DUE 11-15-2021	220,000	232,789	183,497
WILLIAMS PARTNERS 7.25% DUE 02-01-2017	30,000	34,763	30,592
XEROX CORP 5.625% DUE 12-15-2019	525,000	593,817	558,489
XEROX CORPORATION 4.5 DUE 05-15-2021	50,000	52,672	50,464
ZIMMER BIOMET 3.55% DUE 04-01-2025	305,000	304,283	296,375
Grand Total	452,573,397	545,721,943	559,924,666

MONSANTO SAVINGS AND INVESTMENT PLAN
Schedule of Assets (Held at Year End)
As of Dec. 31, 2015
(Dollars in thousands)

	Cost	Current Value
Identity of issuer, borrower, lessor or similar party
Total Assets Held per page 40 of attached detail	$2,553,501	$3,156,614
Reconciling Items:
Participant loans receivable	(33,194)	(33,194)
Total investments per financial statements	$2,520,307	$3,123,420

	Cost	Current Value
Identity of issuer, borrower, lessor or similar party
Total Investment Contract Assets per page 53 of attached detail	$545,722	$559,925
Reconciling Items:
Accrued interest income which is included in the $134,483, 239,444, and 177,941 on page 25 of the attached detail	1,913	1,913
Adjustment from fair value to contract value for fully benefit-responsive investment contracts	—	(9,970)
Total investments at contract value per financial statements	$547,635	$551,868

MONSANTO SAVINGS AND INVESTMENT PLAN
EIN 43-1878297
SUPPLEMENTAL SCHEDULE 2
Form 5500, Schedule H, Part IV, Line 4i –
Schedule of Assets (Acquired and Disposed of Within Year) for Jan. 1, 2015 through Dec. 31, 2015

5500 Supplemental Schedules	Account number 7879
Account name MONSANTO CONSOLIDATED
Schedule of Assets (Acquired and Disposed of Within Year)
January 1, 2015 - December 31, 2015

Security Description / Asset ID	Acquired Share/Par Value	Cost of Acquisition Net Amount	Disposed Share/Par Value	Proceeds of Dispositions Net Amount
# REORG/CHEUNG MANDATORY EXCHANGE HUTCHISON HOLDINGS LTD 4A5TA5U 18/03/2015	20,000	(367,430)	—	—
#REORG/CATAMARAN CASH MERGER 07/24/15	9,200	(447,088)	(9,200)	545,451
ADR ALIBABA GROUP HLDG LTD-SP A	14,891	(1,279,529)	(29,199)	1,998,924
ADR ARM HLDGS PLC SPONSORED ADR	1,514	(67,345)	(1,875)	97,751
ADR ASML HLDG NV NY REG 2012 (POST REV SPLIT)	7,500	(660,816)	(6,200)	659,321
ADR BAIDU INC SPONSORED ADR	3,040	(616,551)	(7,699)	1,319,536
ADR EMBRAER S A SPONSORED ADR REPSTG 4 COM SHS	4,300	(127,582)	(8,643)	275,597
ADR FOMENTO ECONOMICO MEXICANO SAB DE CV	2,060	(187,893)	(1,140)	114,552
ADR GLAXOSMITHKLINE PLC SPONSORED ADR	5,300	(227,371)	(46,700)	1,994,761
ADR HONDA MTR LTD ADR REPRESENTING 2 ORDSHS	13,400	(403,429)	(3,900)	137,681
ADR ICICI BK LTD	45,822	(432,216)	(57,380)	565,099
ADR INDUSTRIA DE DISENO TEXTIL INDITEX SA ADR ADR	7,258	(133,906)	(5,081)	78,914
ADR JD COM INC SPONSORED ADR REPSTG COM CL A	8,141	(273,670)	(8,141)	208,448
ADR TENCENT HLDGS LTD ADR	201,554	(3,759,853)	(270)	4,937
ADR VIPSHOP HLDGS LTD SPONSORED ADR	5,200	(118,139)	(32,000)	611,752
ADR VODAFONE GROUP PLC NEW SPONSORED ADRNO PAR	3,900	(129,981)	(8,800)	319,021
AGGREKO ORD GBP0.048329113924	3,584	(80,943)	(23,000)	369,944
BBVA(BILB-VIZ-ARG) EUR0.49 (STK DIV 14/04/15)	—	—	(77,059)	—
BG GROUP ORD GBP0.10	28,510	(374,659)	(12,110)	204,550
BNP PARIBAS EUR2	3,200	(191,016)	(13,561)	851,137
CANADIAN PAC RY LTD COM NPV	8,880	(1,347,674)	(16,086)	2,766,776
CHASE ISSUANCE TR .79% DUE 06-15-2017	230,000	(230,288)	(230,000)	230,135
CREDIT SUISSE GP CHF0.04 (S/R 03/12/15)	—	—	(91,667)	1
FANUC CORP NPV	900	(151,436)	(400)	83,844
HON HAI PRECISION GDR(REP 2 SHS TWD10)REG'S	5,293	—	(1)	—
INDUSTRIAL & COMMERCIAL BANK CHINA 'H'	383,000	(337,940)	(265,000)	159,312
JAPAN TOBACCO INC NPV	16,500	(465,046)	(3,300)	116,523
KDDI CORP NPV	—	—	(3,200)	74,884
KONNINKLIJKE PHILIPS N.V	11,800	(345,262)	(45,000)	1,205,730
LONMIN ORD USD0.000001	—	—	(2,099)	4,472
NIDEC CORPORATION NPV	10,800	(704,405)	(1,600)	121,675
NITTO DENKO CORP NPV	2,600	(157,104)	(5,700)	435,973
NXP SEMICONDUCTORS N V COM STK	16,740	(1,510,730)	(38)	3,629
PING AN INSURANCE GROUP 'H' CNY1	115,500	(391,612)	(23,000)	336,502
PVTPL GE CAP INTL FDG CO MEDIUM TERM NTSBOOK TR 00126 2.342 11-15-20 BEO	—	—	(1,338)	1,338
PVTPL RIO OIL FIN TR SER 2014-1 144A 6.25 DUE 07-06-2024 BEO	125,000	(115,000)	(250,000)	249,063
PVTPL VERIZON COMMUNICATIONS INC 4.272% DUE 01-15-2036	—	—	(777)	777
ROCHE HLDGS AG GENUSSCHEINE NPV	575	(157,366)	(230)	62,050
SANOFI SPONSORED ADR	12,000	(527,133)	(8,100)	421,173
SHIRE PLC ADR	13,072	(2,976,746)	(9,691)	2,005,157
SHOPIFY INC SHOPIFY INC	18	(306)	(18)	479
STANDARD CHART PLC ORD USD0.50 (NPD)	—	—	(32,545)	—
SUNCOR ENERGY INC COM NPV 'NEW'	5,600	(155,120)	(7,860)	205,501
TECHNIP NPV	6,400	(368,483)	(9,040)	531,665

5500 Supplemental Schedules	Account number 7879
Account name MONSANTO CONSOLIDATED
Schedule of Assets (Acquired and Disposed of Within Year)
January 1, 2015 - December 31, 2015

Security Description / Asset ID	Acquired Share/Par Value	Cost of Acquisition Net Amount	Disposed Share/Par Value	Proceeds of Dispositions Net Amount
TELEFONICA SA EUR1 (S/RIGHT 02/12/2015)	—	—	(89,319)	32,259
TELEFONICA SA EUR1 (SUB RIGHT 12/04/2015)	—	—	(84,065)	—
TOYOTA MOTOR CORP NPV	4,000	(272,796)	(1,700)	113,752
VALEANT PHARMACEUTICALS INTERNATIONAL INC COMMON STOCK	4,400	(693,947)	(5,400)	1,078,338
WEG SA COM NPV	—	—	(33,367)	142,843
WPP PLC ORD GBP0.10	12,150	(269,160)	(12,290)	287,579
Grand Total	1,373,602	(21,056,969)	(1,584,789)	21,028,810

5500 Supplemental Schedules	Account number 7870
Account name MONSANTO WRAPPED CONSOLIDATED
Schedule of Assets (Acquired and Disposed of Within Year)
January 1, 2015 - December 31, 2015

Security Description / Asset ID	Acquired Share/Par Value	Cost of Acquisition Net Amount	Disposed Share/Par Value	Proceeds of Dispositions Net Amount
ABBVIE INC 4.4% DUE 11-06-2042	210,000	(224,561)	(210,000)	189,634
ABBVIE INC FIXED 4.5% DUE 05-14-2035	650,000	(645,509)	(50,000)	49,147
ACTAVIS FDG SCS 3% DUE 03-12-2020	740,000	(739,963)	(740,000)	747,281
ACTAVIS FUNDING SCS FIXED 3.8% DUE 03-15-2025	620,000	(617,799)	(245,000)	249,606
AMERICAN EXPRESS CR A/C MASTER TR2014-4 CL A 1.43% DUE 06-15-2020	1,850,000	(1,857,732)	(1,850,000)	1,859,105
AT&T INC 3.875% DUE 08-15-2021	300,000	(314,871)	(300,000)	309,081
BANK AMER CORP 4% DUE 01-22-2025	280,000	(278,312)	(240,000)	240,181
BARCLAYS PLC 4.375% DUE 09-11-2024	525,000	(514,631)	(200,000)	195,350
BECTON DICKINSON & 3.734% DUE 12-15-2024	115,000	(120,589)	(115,000)	121,418
BIOGEN INC 3.625% DUE 09-15-2022	345,000	(344,724)	(175,000)	177,482
CELGENE CORP 3.55% DUE 08-15-2022	660,000	(658,211)	(255,000)	258,689
CHASESERIES 2012-8 NT CL A .54 DUE 10-16-2017	715,000	(715,084)	(2,635,000)	2,635,094
CITIGROUP COML MTG 3.192% DUE 04-10-2048	660,000	(679,768)	(660,000)	651,441
COMCAST CORP NEW 4.4% DUE 08-15-2035	315,000	(314,808)	(315,000)	323,269
CVS HEALTH CORP 3.5% DUE 07-20-2022	65,000	(64,972)	(65,000)	67,950
EXELON CORP 3.95% DUE 06-15-2025	350,000	(349,283)
FHLB DISC NT 07-17-2015 0% DISC NTS 17/07/2015 USD	7,650,000	(7,649,762)	(7,650,000)	7,650,000
FID NATL 3.625% DUE 10-15-2020	485,000	(484,365)	(485,000)	491,735
GENERAL ELEC CO 4.5% DUE 03-11-2044	235,000	(274,414)	(235,000)	245,032
GIC METLIFE CONTRACT # METLIFE SA 698 RATE 00.0000% MAT 00/00/0000	3,773	(391,477)	(83,275)	8,641,477
GILEAD SCIENCES 3.25% DUE 09-01-2022	320,000	(319,549)	(55,000)	55,542
HOME DEPOT INC 2.625% DUE 06-01-2022	295,000	(293,914)	(295,000)	299,148
ILLINOIS ST 4.961% 03-01-2016 BEO TAXABLE	300,000	(311,148)	(300,000)	303,690
ILLINOIS ST 5.365% 03-01-2017 BEO TAXABLE	175,000	(187,229)	(1,725,000)	1,826,143
INTEL CORP 3.1% DUE 07-29-2022	455,000	(454,834)	(455,000)	470,315
LOWES COS INC 3.375% DUE 09-15-2025	150,000	(149,132)	(150,000)	153,846
MEDTRONIC INC 3.15% DUE 03-15-2022	—	—	(700,000)	721,724
MERCK & CO INC 2.35% DUE 02-10-2022 REG	585,000	(584,210)	(585,000)	587,007
MICROSOFT CORP 4.2% DUE 11-03-2035	530,000	(528,505)	(530,000)	530,671
MORGAN STANLEY 4.3% DUE 01-27-2045	265,000	(263,013)	(265,000)	254,795
PETROBRAS INTL FIN 5.75% DUE 01-20-2020	305,000	(310,368)	(305,000)	280,295
PVTPL GE CAP INTL FDG CO MEDIUM TERM NTSBOOK TR 00126 2.342 11-15-20 BEO	—	—	(1,316)	1,316
PVTPL HEWLETT PACKARD ENTERPRISE CO 144A3.6% DUE 10-15-2020/10-09-2015 BEO	1,345,000	(1,344,623)	(345,000)	346,977
PVTPL REYNOLDS AMERN INC SR NT 3.75% DUE 05-20-2023	—	—	—	—
PVTPL SIEMENS FINANCIERINGSMAATSCHAPPIJ N V NT 2.9% DUE 05-27-2022 BEO	1,050,000	(1,050,000)	(250,000)	251,485
PVTPL VERIZON COMMUNICATIONS INC 4.522% DUE 09-15-2048	—	—	(59)	59
REPUBLICA ORIENT URUGUAY 4.5% 08-14-2024	290,000	(311,963)	(180,000)	190,800
SHELL INTL FIN B V 4.125% DUE 05-11-2035	1,465,000	(1,452,782)	(545,000)	536,349
SIMON PPTY GROUP L P 3.5% DUE 09-01-2025	625,000	(620,963)	(325,000)	329,014
TECK RESOURCES LTD 4.75% DUE 01-15-2022	375,000	(307,031)	(375,000)	315,000
UNITED STATES OF AMER TREAS NOTES 0.125% INFL IDX 04-15-2020	6,030,000	(6,085,075)	(6,030,000)	6,152,898
UNITEDHEALTH GROUP 3.35% DUE 07-15-2022	210,000	(209,742)	(210,000)	218,466

5500 Supplemental Schedules	Account number 7870
Account name MONSANTO WRAPPED CONSOLIDATED
Schedule of Assets (Acquired and Disposed of Within Year)
January 1, 2015 - December 31, 2015

Security Description / Asset ID	Acquired Share/Par Value	Cost of Acquisition Net Amount	Disposed Share/Par Value	Proceeds of Dispositions Net Amount
US TREAS NTS INDEX LINKED 1.625 DUE 01-15-2018 REG	5,160,000	(6,065,586)	(30,000)	35,252
US TSY INFL IX TREAS BD 0.625 01-15-2024	2,415,000	(2,513,326)	(2,415,000)	2,499,476
VERIZON 2.625% DUE 02-21-2020	—	—	(509,000)	507,122
ZOETIS INC 3.45% DUE 11-13-2020	200,000	(199,736)	(200,000)	200,746
Grand Total	39,318,773	(40,803,562)	(33,288,649)	42,171,106

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

MONSANTO SAVINGS AND INVESTMENT PLAN

By:	/s/ Jayme L. Collins
Jayme L. Collins, Chairperson of the
Monsanto Company Employee Benefits Plans Committee, Administrator of the Plan
June 8, 2016

EXHIBIT INDEX

Exhibit Number	Description
23	Consent of Independent Registered Public Accounting Firm